SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]    Preliminary proxy statement
[  ]   Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[  ]   Definitive proxy statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to /section/240.14a-11(c) or /section/240.14a-12

nSTOR TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

N/A
___________________________________________________________
(Name of Persons(s) Filing proxy statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]   No fee required.

[x]            Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
                 (1)           Title of each class of securities to which transaction applies:   Common Stock, par value $0.05
                 (2)           Aggregate number of securities to which transaction applies: N/A
                 (3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act
                                 Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined): maximum of $6,724,636 (the aggregate amount to be received by the Registrant for the stock being sold)
                 (4)           Proposed maximum aggregate value of transaction: $6,724,636
                 (5)           Total fee paid: $852

[ ]    Fee paid previously with preliminary materials.

[ ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                 (1)           Amount previously paid:
                 (2)           Form, Schedule or Registration Statement No.:
                 (3)           Filing Party:
                 (4)           Date:
                 (5)           Filed:

nSTOR TECHNOLOGIES, INC.
6190 Corte Del Cedro
Carlsbad, California 92009

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [             ], 2004
________________________________________

To the Stockholders of
nStor Technologies, Inc.

The board of directors of nStor Technologies, Inc. invites you to attend a Special Meeting of Stockholders of nStor to be held on [               ], 2004, at [               ], local time, at [               ] for the following purposes, all of which are described more completely in the accompanying proxy statement:

(1)           To approve and adopt the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of September 15, 2004 between us, the other sellers of our telemanagement subsidiary, Stonehouse Technologies, Inc., ("Stonehouse"),  Symphony Service Corp., its wholly-owned subsidiary, Palo Alto Acquisition Corporation ("Purchaser"), and to approve the sale of Stonehouse contemplated by the Stock Purchase Agreement; and

(2)           To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The board of directors recommends that you vote "FOR" the approval of proposal 1.

Current stockholders who own, as of the record date, shares of our common stock representing approximately 59% of our outstanding common stock have entered into voting agreements with Purchaser and have executed proxies instructing a representative of Purchaser to vote in favor of proposal 1.  As a result, approval of proposal 1 is assured.

The board of directors has fixed the close of business on [                ], 2004 as the record date for determining those stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please promptly mark, sign and date the enclosed proxy and return it in the enclosed pre-addressed envelope.  No postage is required if mailed in the United States.

                                                                                                                 By Order of the Board of Directors

                                                                                                                 Orilla F. Floyd, Secretary

Carlsbad, California
[             ], 2004

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON.  THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE.  STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

TABLE OF CONTENTS

                                                                                                                                                                          Page

INFORMATION ABOUT THE MEETING                                                                                                           1

PURPOSES OF THE MEETING                                                                                                                          1

SUMMARY TERM SHEET                                                                                                                                  2

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS                                                                  6

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS                         7

FORWARD-LOOKING STATEMENTS                                                                                                            8

PROPOSALS                                                                                                                                                         9

THE SALE OF STONEHOUSE                                                                                                                           9

THE STOCK PURCHASE AGREEMENT                                                                                                       12

SELECTED FINANCIAL DATA                                                                                                                      17

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS                  19

UNAUDITED FINANCIAL STATEMENTS OF STONEHOUSE TECHNOLOGIES, INC.                        23

OTHER BUSINESS                                                                                                                                           31

INFORMATION CONCERNING STOCKHOLDER PROPOSALS                                                               31

WHERE YOU CAN FIND MORE INFORMATION                                                                                        31

ANNEX A – STOCK PURCHASE AGREEMENT                                                                                        A-1

ANNEX B – LETTER AGREEMENT DATED MARCH 1, 2004 BETWEEN NSTOR TECHNOLOGIES,

INC. AND MARDAN AFRASIABI                                                                                                                B-1

SPECIAL MEETING OF STOCKHOLDERS
OF
nSTOR TECHNOLOGIES, INC.
_____________________________

PROXY STATEMENT

______________________

INFORMATION ABOUT THE MEETING

This proxy statement is furnished in connection with the solicitation by our board of directors of proxies from the holders of our common stock, par value $.05 per share, for use at a Special Meeting of our Stockholders to be held at [               ], local time, on [              ], 2004, at [                                                      ], or at any adjournment(s) or postponement(s), pursuant to the enclosed Notice of Special Meeting of Stockholders.

The approximate date that this proxy statement and the enclosed proxy are first being sent to stockholders is [               ], 2004.  Our executive offices are located at 6190 Corte Del Cedro, Carlsbad, California 92009, and our telephone number is (760) 683-2500.

PURPOSES OF THE MEETING

At the special meeting, our stockholders will consider and vote upon the following matters:

(1)           To approve and adopt the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of September 15, 2004 between us, the other sellers of our telemanagement subsidiary, Stonehouse Technologies, Inc., ("Stonehouse"),  Symphony Service Corp., its wholly-owned subsidiary, Palo Alto Acquisition Corporation ("Purchaser"), and to approve the sale of Stonehouse contemplated by the Stock Purchase Agreement; and

(2)           To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof. We are not aware of any other business which will be voted upon at the special meeting.

The board of directors recommends that you vote "FOR" the approval of proposal 1.

Current stockholders who own, as of the record date, shares of our common stock representing approximately 59% of our outstanding common stock have entered into voting agreements with Purchaser and have executed proxies instructing a representative of Purchaser to vote in favor of proposal 1.  As a result, approval of proposal 1 is assured.

Once you have completed the enclosed proxy, sign and date the proxy and mail it back to us in the enclosed envelope.  The giving of a proxy does not preclude you from voting in person at the special meeting.  Stockholders have an unconditional right to revoke their proxy at any time prior to exercise, either in person at the special meeting or by filing with our Secretary at our offices located at  6190 Corte Del Cedro, Carlsbad, California 92009, a written revocation or duly executed proxy bearing a later date.  However, no such revocation will be effective unless we receive written notice of the revocation or a duly executed proxy bearing a later date at or prior to the special meeting.

We will bear the cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of stockholders and the enclosed proxy.  In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone.  Those persons will receive no compensation for soliciting proxies other than their regular compensation.  We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies.  We may reimburse such persons for their expenses in so doing.

SUMMARY TERM SHEET

This summary term sheet is intended to give you a summary description of the material aspects of the proposed sale of certain of our assets, consisting of all of our stock in Stonehouse, which constitutes approximately 93% of the outstanding stock in Stonehouse, on a fully-diluted basis, as described in this proxy statement. You should review this proxy statement and the annexes to it so that you can gain a more complete understanding of the proposed transaction.

  We will sell our telemanagement subsidiary, Stonehouse, to Purchaser.  The sale of Stonehouse will be accomplished through the sale of all of the outstanding shares of common stock held by us and certain other shareholders of Stonehouse pursuant to the Stock Purchase Agreement.  See "The Sale of Stonehouse" beginning on page __.
  We will receive total maximum consideration of $6,724,636 from the sale of Stonehouse.  Almost all of the consideration that we receive will be cash.  Specifically, the purchase price will be paid as follows:
    $5,565,216.00 in cash,
    $672,463.60 in a promissory note with a maturity date that is 12 months after the closing  date, and
    $486,956.40 in a promissory note with a maturity date that is 36 months after the closing date. The Stock Purchase Agreement—Purchase Price" beginning on page __ .
  If Stonehouse's working capital, as defined in the Stock Purchase Agreement, as of the closing date is less than $800,000, the principal amount of the 12-month promissory note will be reduced by our pro rata share of the difference between $800,000 and the working capital balance as of the closing date.  The principal amount of the 36-month promissory note may be reduced by our pro rata share of certain indemnification obligations.  Accordingly, due to these possible adjustments, we may not receive the entire principal amount of the notes at maturity of the promissory notes.  See "The Stock Purchase Agreement—Purchase Price" beginning on page __ .
  After completion of the sale of Stonehouse, we will operate in one business segment, data storage solutions.   See "The Sale of Stonehouse—General" beginning on page __.
  We intend to use the proceeds from the proposed sale of Stonehouse to implement management's marketing, sales and product development strategies for the data storage solutions segment.  See "The Sale of Stonehouse – Reasons for the Sale of Stonehouse" beginning on page___.
  Our common stockholders will not receive any proceeds from this transaction. See "The Sale of Stonehouse – Effect of Sale on Stockholders" beginning on page __.
  Mardan Afrasiabi, the President and Chief Operating Officer of Stonehouse, will receive $326,088 in cash and $67,935 in promissory notes in exchange for his shares of common stock of Stonehouse in connection with the sale of Stonehouse.  In addition, he will receive a special payment from us equal to a percentage of the net proceeds that we receive in the sale.  See "The Sale of Stonehouse – Interests of Certain Persons" beginning on page __.
  Completion of the transaction is subject to the satisfaction or waiver of the following conditions:
    approval by our stockholders, and
    customary closing conditions.  See "The Stock Purchase Agreement – Conditions to the Closing" beginning on page __.
  We and the other sellers have agreed to indemnify Purchaser and Symphony from losses resulting from any breach of our representations, warranties, covenants or agreements contained in the Stock Purchase Agreement or any claim by a third party relating to any such breach and certain other claims.  Purchaser and Symphony have agreed to indemnify us and the other sellers from losses resulting from any breach of their representations, warranties, covenants or agreements contained in the Stock Purchase Agreement or any claim by a third party relating to any such breach.  We will not be required to indemnify Purchaser and Symphony, and Purchaser and Symphony will not be required to indemnify us, for the payment of losses that exceed that portion of the purchase price that we have received.  However, notwithstanding this limitation, we have agreed in certain circumstances to pay a portion of the pro rata share of any indemnity obligation of the other shareholders of Stonehouse.  See "The Stock Purchase Agreement—Indemnification" beginning on page __.
  The Stock Purchase Agreement may be terminated at any time prior to the closing date under certain circumstances by either us and the other sellers or Purchaser and Symphony or by the mutual written consent of the parties to the Stock Purchase Agreement.  See "The Stock Purchase Agreement—Termination" beginning on page __.
  We must pay a $200,000 termination fee to Symphony if Symphony terminates the Stock Purchase Agreement due to our breach of any representation, warranty, covenant or agreement. In addition, in such a case, we must reimburse Symphony for expenses incurred for certain financial advisors, financial sponsors, legal counsel and other advisors.  See "The Stock Purchase Agreement – Termination and Breakup Fee" beginning on page ___.
  If the conditions to Symphony's obligations to purchase our Stonehouse stock have been satisfied, and Symphony is unwilling to purchase our shares, Symphony must pay us a $200,000 termination fee if we terminate the Stock Purchase Agreement due to Symphony's breach of any representation, warranty, covenant or agreement. In addition, in such a case, Symphony must reimburse us for expenses incurred for certain financial advisors, financial sponsors, legal counsel and other advisors. See "The Stock Purchase Agreement – Termination and Breakup Fee" beginning on page ___.
  Current stockholders who own, as of the record date, shares of our common stock representing approximately 59% of our outstanding common stock have entered into voting agreements with Purchaser and have executed proxies instructing a representative of Purchaser to vote in favor of proposal 1.  As a result, approval of proposal 1 is assured.See "The Sale of Stonehouse  – Voting Agreement" beginning on page __.
  The sale of the stock of Stonehouse will be treated by us as a taxable sale of the assets of Stonehouse.  Nevertheless, we have sufficient net operating loss carryovers to offset any gain that is recognized in the transaction, and as a result, we will not incur any tax liability as a result of the sale of the stock of Stonehouse.   The sale of stock will not result in any taxable income, gain or loss to our stockholders.  See "The Sale of Stonehouse - Certain Federal Income Tax Consequences" beginning on page __.
  Under Delaware law, the sale of Stonehouse will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.  See "The Sale of Stonehouse—No Appraisal Rights" beginning on page __.

General Information About the Special Meeting and Voting

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the special meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the special meeting on [                      ], 2004, and at any adjournments or postponements of the meeting, for the purposes indicated in the accompanying Notice of Special Meeting of Stockholders.  However, you do not need to attend the special meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

This proxy statement and the accompanying proxy card will be mailed to stockholders on or about [         ], 2004.

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares at the close of business on [             ], 2004.  A total of [                ] shares of common stock can vote at the special meeting.  You get one vote for each share of common stock you own.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the special meeting.  Sign and date the proxy card and mail it back to us in the enclosed envelope.  The proxyholders named on the proxy card will vote your shares as you instruct.  If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal.  Unless you instruct otherwise, the proxyholders will vote FOR the sale of Stonehouse and will use their judgment to vote FOR or AGAINST any other proposals to be considered at the meetings.

What if other matters come up at the special meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the special meeting.  If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card, signing, dating and returning to us a new proxy card, or by attending the special meeting and voting in person.  We will honor the proxy card with the latest date.

Can I vote in person at the special meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the special meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

We will hold the special meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the special meeting.  If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.  A majority of the outstanding shares will constitute a quorum at the meeting.

Who will count the votes?

Registrar and Transfer Company ("Registrar"), our transfer agent, will tabulate the returned proxy votes by mail and Registrar's inspector of the election will tabulate the votes at the meeting.  The election inspector will treat shares represented by properly signed and returned proxies that reflect abstentions from voting as shares that are present and entitled to vote for purposes of determining the presence of a quorum on all matters.

Who pays for this proxy solicitation?

We do.  In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person.  None of these employees will receive any extra compensation for doing this.  We may request persons holding shares in their names for others to forward soliciting materials to our principals to obtain authorization for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The board of directors has set the close of business on [                ], 2004 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting.  As of the record date, there were [                 ] shares of common stock issued and outstanding, all of which are entitled to be voted at the special meeting.  Each share of common stock is entitled to one vote on each matter submitted to stockholders for approval at the special meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum.  Shares represented by proxies which are marked "abstain" will only be counted for determining the presence of a quorum.  For Proposal 1, an abstention will have the effect of a negative vote.

If you hold your shares in "street name" through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on Proposal 1 and will have the effect of a negative vote on proposal 1.  Shares represented by such "broker non-votes" will, however, be counted in determining the presence of a quorum.

The affirmative vote of a majority of the shares entitled to vote at the meeting will be required for approval of proposal 1.  Current stockholders who own, as of the record date, shares of our common stock representing approximately 59% of our outstanding common stock have entered into Voting Agreements (the "Voting Agreements") with Purchaser and have executed proxies instructing a representative of Purchaser to vote in favor of proposal 1.

A list of the stockholders entitled to vote at the special meeting will be available at our offices located at 1601 Forum Place, Suite 500, West Palm Beach, Florida 33401 for a period of ten days prior to the special meeting for examination by any stockholder.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of September 15, 2004, information with respect to the beneficial ownership of our common stock by (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) our chief executive officer and other executive officers whose compensation is required to be disclosed pursuant to the rules of the Securities and Exchange Commission (the "SEC") and each of our directors, and (iii) all of our directors and executive officers as a group.

H. Irwin Levy, Barry S. Halperin and Bernard Marden have entered into Voting Agreements with Purchaser that provide among other things, that they grant proxies to a representative of Purchaser to vote all of their shares of our capital stock in favor of the transactions contemplated by the Stock Purchase Agreement and any matter which could reasonably be expected to facilitate the transactions.  As a result of the Voting Agreements with these stockholders, Purchaser may be deemed to be the beneficial owner of 99,016,517 shares of our common stock, which includes 1,263,750 shares of our common stock subject to options, warrants and convertible instruments covered under the Voting Agreements that are exercisable at the discretion of the appropriate stockholder within 60 days of September 15, 2004.  See "The Sale of Stonehouse‑Voting Agreement" beginning on page ______.

	Amount and Nature		Percent of
	of Beneficial		Outstanding
Name and Address of Beneficial Owner	Ownership (1)		Shares

Barry S. Halperin (2) 500 Southeast Fifth Avenue – Penthouse #01 Boca Raton, FL 33432	53,149,572	(2)	32.2%

H. Irwin Levy 1601 Forum Place, Suite 500 West Palm Beach, FL 33401	24,455,906	(3)	14.7%

Pacific USA Holdings Corp. (4) 2901 North Dallas Parkway – Suite 100 Plano, TX 75093	24,784,727		15.0%

Pacific Electric Wire & Cable Co., Ltd. (4) 2901 North Dallas Parkway – Suite 100 Plano, TX 75093	24,784,727		15.0%

Bernard Marden 1290 S. Ocean Boulevard Palm Beach, FL 33480	21,411,039	(5)	12.9%

Steve Aleshire	206,250		*

Stanley Brenner	16,600	(6)	*

Guy Carbonneau	752,216		*

Roger H. Felberbaum	262,500	(7)	*

John L. Gates (10)	416,666		*

David L. Geene (10)	466,666		*

Todd Gresham	718,750		*

Thomas L. Gruber (10)	466,666		*

Lisa Hart	128,936		*

Jack Jaiven	415,897		*

Bruce Menn	75,000		*

E. Donald Shapiro	56,600	(8)	*

Michael L. Wise	679,112	(9)	*

All executive officers and directors as a group (12 persons)	27,767,767		17.2%

*Less than 1%.

(1)

Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of common stock shown as beneficially owned by such stockholder.  For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of the following shares which such person or group has the right to acquire pursuant to options, warrants and convertible instruments that are exercisable within 60 days of the date hereof:  Mr. Levy – 920,000 shares; Mr. Marden – 343,750 shares; Mr. Aleshire – 206,250 shares; Mr. Carbonneau – 736,666 shares; Mr. Felberbaum – 80,000 shares; Mr. Gates – 166,666 shares; Mr. Geene – 466,666 shares; Mr. Gresham – 718,750 shares; Mr. Gruber – 466,666 shares; Ms. Hart – 128,936 shares; Mr. Jaiven – 231,666 shares; Mr. Menn – 75,000 shares; Mr. Wise - 272,000 shares; and all executive officers and directors as a group – 3,369,268 shares.

(2)

Barry S. Halperin (Mr. Halperin) is the son of Maurice Halperin, our former Chairman of the Board of Directors until his death in April 2003.  Mr. Halperin was qualified to act as Personal Representative of Maurice Halperin’s estate on June 2, 2003 and is deemed to have acquired beneficial ownership of the securities in his father’s estate at that time.  Shares presented consist of 50,015,048 shares owned indirectly through Halco Investments, L.C. (Halco), controlled by Mr. Halperin, 3,019,924 shares owned directly by Mr. Halperin, and 114,600 shares owned by the Halperin Foundation in which Mr. Halperin is a co-trustee with his sibling, Carol Minkin.

(3)	Includes 5,534,357 shares owned indirectly by corporations controlled by Mr. Levy, 1,000 shares owned jointly with Mr. Levy’s spouse and 4,000,000 shares owned by Mr. Levy’s spouse.
(4)

Pacific Electric Wire & Cable Co., Ltd is the parent corporation of Pacific USA Holdings Corp., which is the parent corporation of Pacific Technology Group, Inc. and as such, may be deemed the beneficial owner of the shares held by such entities.

(5)	Includes 4,080,058 shares owned indirectly by a trust for which Mr. Marden is a trustee.
(6)	Includes 14,600 shares owned by Mr. Brenner’s spouse as to which Mr. Brenner disclaims beneficial ownership.
(7)	Includes 7,500 shares held by Mr. Felberbaum’s spouse.
(8)	Represents 56,600 shares owned by Mr. Shapiro’s spouse as to which Mr. Shapiro disclaims beneficial ownership.
(9)

Includes 143,002 shares owned indirectly as follows, as to which Mr. Wise disclaims beneficial ownership:  92,602 shares owned by Mr. Wise's spouse, and 50,400 shares owned jointly by Mr. Wise's spouse and his mother.

(10)	As of September 15, 2004, Mr. Gates, Mr. Geene and Mr. Gruber were no longer employed by us.

FORWARD-LOOKING STATEMENTS

With the exception of the discussion regarding historical information, this proxy statement contains forward-looking statements, including statements concerning our future plans following the sale of Stonehouse.  Such statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, our ability to close the sale of stock of Stonehouse, a material reduction in the principal amount of the promissory notes due to post-closing adjustments, the inability of management to successfully implement their strategies regarding the data storage business, our inability to increase sales to current customers and to expand our customer base, continued acceptance of our products in the marketplace, timing and volume of sales orders, material cost fluctuations, competitive factors, dependence upon third-party vendors, our future cash flows and ability to obtain sufficient financing, level of operating expenses, conditions in the technology industry and the economy in general, legal proceedings and other risks detailed in our periodic report filings with the SEC.

PROPOSALS

Proposal 1.            To approve and adopt the Stock Purchase Agreement and to approve the sale of our telemanagement subsidiary, Stonehouse, contemplated by the Stock Purchase Agreement

THE SALE OF STONEHOUSE

General

                We currently operate in two business segments, data storage solutions and telemanagement.  We propose to sell our telemanagement business to Purchaser.  Our telemanagement business is operated through our Stonehouse subsidiary.  Following the sale of Stonehouse, we will operate solely in the data storage solutions business.

We own approximately 93% of the outstanding capital stock of Stonehouse on a fully diluted basis.  Mardan Afrasiabi, the President and Chief Operating Officer of Stonehouse, and Greg Schementi, a former employee of Stonehouse, own in the aggregate approximately 7.2% of the outstanding capital stock of Stonehouse on a fully diluted basis.  In this proxy statement, we refer to Messrs. Afrasiabi and Schementi as the other sellers. The proposed sale will occur pursuant to the Stock Purchase Agreement dated as of September 15, 2004, between us, the other sellers, Purchaser and Symphony.  Under the Stock Purchase Agreement, we and the other sellers will sell all of the outstanding capital stock of Stonehouse to Purchaser.

Stonehouse

Stonehouse is a comprehensive resource for communications services management applications and services providing sophisticated telemanagement software and services solutions to help large enterprises in both the private and government arenas manage their communications expenses, assets and processes.  Stonehouse’s offices are located at 14881 Quorum, Suite 800, Dallas, Texas 75254 and the telephone number is (972) 581-7300.

Symphony

Symphony is a global business services outsourcing partner that develops products intended to deliver results and time-to-market for its clients.  Symphony is made up of three business groups: the Commercial Software Group, which provides increased productivity and faster time-to-market for commercial-grade software products and solutions, the Cost Management Group, which helps companies monitor, manage and minimize indirect spend, and the Demand Analytics Croup, which enables clients to better understand market trends, creating new revenue opportunities and reducing customer churn.  Symphony's and Purchaser's principal executive offices are located at 4015 Miranda Avenue, 2nd Floor, Palo Alto, California 94304 and their telephone number is (650) 935-9500.

Background of the Sale of Stonehouse

Our management believes that the data storage industry, in general, as well as our particular data storage business, have greater future potential than our telemanagement business.  Effective April 21, 2004, we were successful in attracting a new executive management team with substantial experience and success in the data storage industry headed by Todd Gresham, who was appointed our Chief Executive Officer, President and a member of our board of directors.  The team immediately began implementing marketing, sales and product development strategies, which have resulted in a significant increase in our customer base and put us in a position to capture an increased market share of the rapidly growing small-medium-business/small-medium-enterprise (SMB/SME) market.  Plans are currently underway to transition the company toward providing a more complete data storage solution, including adding new software applications and related functionality, and expanding our current sales channel development efforts.

Our limited cash resources have restricted the ability of our new management team to implement their sales, marketing and other initiatives.  At June 30, 2004, we had insufficient liquidity to fund our operating needs for the next twelve months and operating deficits are expected to be incurred until we begin to generate positive operating cash flows.   Further, we have received a "going-concern" opinion from our auditors with respect to our most recent audited financial statements, i.e., our financial statements for the year ended December 31, 2003.  As more fully described in the notes to those financial statements, our recurring operating losses, and our continued experience of negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.  During the past several years our working capital needs have been satisfied primarily by loans or investments from our principal stockholders.

In June 2004, Mr. Afrasiabi, President and Chief Operating Officer of Stonehouse, approached the board of directors about pursuing a strategy of selling all or a portion of Stonehouse to either a strategic or financial buyer or investor.  Based on the reasons outlined below under "Reasons for the Sale of Stonehouse," our board of directors encouraged this strategy.  During July 2004, Mr. Afrasiabi was contacted by Symphony with the objective of exploring the feasibility of integrating Stonehouse's operations into Symphony's operations.   After several business meetings between Mr. Afrasiabi and representatives of Symphony and business meetings between H. Irwin Levy, our chairman of the board, and representatives of Symphony, Symphony submitted an offer to acquire Stonehouse, which culminated in the parties signing a Term Sheet on August 9, 2004.  At that time, Symphony began its due diligence investigations of Stonehouse.  Management and legal counsel continued to negotiate the terms of the Stock Purchase Agreement with representatives of Symphony and their legal counsel between August 9, 2004 and September 15, 2004.

On September 15, 2004, our board of directors unanimously determined that the proposed sale of Stonehouse was expedient to us, and fair to, advisable and in the best interests of the Company and our stockholders, and unanimously recommended that our stockholders approve and adopt the Stock Purchase Agreement and approve the sale of Stonehouse contemplated by the Stock Purchase Agreement.

We, the other sellers, Purchaser and Symphony executed the Stock Purchase Agreement on September 15, 2004 and the proposed sale of Stonehouse was publicly announced on September 16, 2004.  In addition, certain of our stockholders who own, as of the record date, shares of our common stock representing approximately 59% of our outstanding common stock and Purchaser executed the Voting Agreements and proxies instructing a representative of Purchaser to vote in favor of the sale of Stonehouse on that date.

Reasons for the Sale of Stonehouse

In arriving at its unanimous determination to approve the sale of stock of Stonehouse, the board carefully considered  a number of factors.  These factors included, without assigning any specific or relative weight to these factors:

  Our belief that the data storage industry, in general, as well as our particular data storage business, have greater future potential than our telemanagement business;
  The terms and conditions of the Stock Purchase Agreement, and that these terms and conditions were negotiated on an arms-length basis;
  Our immediate cash needs and management's belief that the cash to be generated from the sale will provide the necessary liquidity to fund our operating needs for at least the next 12 months, without any dilution to our shareholders; and
  From a public company standpoint, operating in two separate and distinct business segments with no connection to each other has not had a positive impact on our business, is confusing to stockholders and analysts and is not susceptible to analyst coverage or investor interest.

The board of directors also considered certain risks and other potentially negative factors concerning the proposed sale of Stonehouse, including (i) that the proposed sale would prevent us from realizing any future growth in the telemanagement business, (ii) that the cash to be generated from the sale may not be sufficient to fund our long-term operating needs, (iii) that due to adjustments to the purchase price, we may not receive the entire principal amount at maturity of the promissory notes and we may have certain indemnification obligations, and (iv) the possible inability of management to successfully accomplish its goals regarding the data storage business.

In the view of the board, these considerations were not sufficient to outweigh the advantages of the proposed sale.  The board believes that consummating the proposed sale of Stonehouse would provide much needed cash and be advantageous to our focus on the development and sale of our data storage products.

Use of Proceeds

After transaction costs, we expect to receive in excess of $5 million in net cash proceeds.  As described above, we will use the proceeds from the sale of Stonehouse to implement management's strategy to focus our resources on our data storage business.

Accounting Treatment

On the closing date, we will remove the Stonehouse assets and liabilities from our consolidated balance sheet and record a loss from discontinued operations on the sale of Stonehouse equal to the difference between the book value of our ownership interest in Stonehouse and the purchase price received.  See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

Certain Federal Income Tax Consequences

                The following is a summary of the material federal income tax consequences of the sale of stock.  This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change.  This summary does not address the effect of federal estate and gift tax laws nor any state, local or foreign tax laws that may be applicable.  Stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to them of the sale of the stock of Stonehouse.

                The sale of the stock of Stonehouse will be treated by us as a taxable sale of the assets of Stonehouse.  Nevertheless, we have sufficient net operating loss carryovers to offset any gain that is recognized in the transaction, and as a result, we will not incur any tax liability as a result of the sale of the stock of Stonehouse.

The sale of stock will not result in any taxable income, gain or loss to our stockholders.

Interests of Certain Persons

                In exchange for their shares of Stonehouse stock,Messrs. Afrasiabi and Schementi will receive the following allocation of the purchase price at the closing of the sale:

Shareholder	Number of Stonehouse Shares Owned	Percentage Owned	Cash Purchase Price	Aggregate Principal Amount of
				12-Month Note	36-Month Note
Mardan Afrasiabi	937,500	5.4348%	$326,088.00	$39,402.30	$28,532.70
Greg Schementi	312,500	1.8116%	$108,696.00	$13,134.10	$ 9,510.90

                Under the terms of an agreement between us and Mr. Afrasiabi, Mr. Afrasiabi will be paid a special payment upon the sale of Stonehouse equal to a percentage of the net proceeds we receive, as outlined in the agreement, a copy of which is attached to this proxy statement as Annex B.  Mr. Afrasiabi will enter into a new employment agreement with Symphony under which he will be employed by Stonehouse following the acquisition.

Appraisal Rights

                Stockholders will not be entitled to appraisal rights under the Delaware General Corporation Law in connection with the sale.

Regulatory Approval

                The sale of Stonehouse is not subject to regulatory approval.

Voting Agreement

                As a condition to Symphony entering into the Stock Purchase Agreement, contemporaneously with the execution of the Stock Purchase Agreement, H. Irwin Levy, Barry S. Halperin and Bernard Marden (the "Stockholders") entered into the Voting Agreements with Purchaser that provide, among other things, that the Stockholders grant proxies to a representative of Purchaser to vote all of their shares of capital stock of nStor in favor of the transactions contemplated by the Stock Purchase Agreement and any matter which could reasonably be expected to facilitate the transactions.  In addition, the Stockholders' proxies will be voted against any alternative acquisition proposals or any other proposal that is in opposition to, in competition with, or in conflict with the adoption of the Stock Purchase Agreement and consummation of the transactions contemplated by the Stock Purchase Agreement.  The Stockholders own, as of the record date, shares of our common stock representing approximately 59% of our outstanding common stock.  As a result, approval of the sale of Stonehouse is assured.

Effect of Sale on Stockholders

Our common stockholders will not receive any proceeds from the sale of Stonehouse.  Our stockholders will retain their equity interest in us.  The sale of Stonehouse will not result in any changes in the rights of our stockholders.

Vote Required

The sale of Stonehouse may be deemed to be the sale of substantially all of our assets under the Delaware General Corporation Law (the "DGCL").  For this proposal to be approved in accordance with the requirements of the DGCL, the sale must be approved by stockholders holding a majority of the shares entitled to vote thereon.

Current stockholders who own, as of the record date, approximately 59% of the shares of our common stock held by our stockholders have executed proxies instructing the proxyholder to vote in favor of this proposal 1.  As a result, approval of proposal 1 is assured.

Recommendation of the Board of Directors

Our board of directors has unanimously determined that the proposed sale of Stonehouse was expedient to us, and fair to, advisable and in the best interests of us and our stockholders, and unanimously approved the Stock Purchase Agreement.  Accordingly, our board of directors recommends that you vote "FOR" the approval of proposal 1.

THE STOCK PURCHASE AGREEMENT

                The following summarizes the material terms and conditions of the Stock Purchase Agreement.  The description of the Stock Purchase Agreement is not complete and is qualified by reference to the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A which is incorporated by reference. You are urged to read the entire Stock Purchase Agreement carefully.

Purchase Price

The aggregate purchase price for the outstanding shares of Stonehouse is $7,250,000 payable mostly in cash.  Specifically, the purchase price will be paid as follows:

  $6,000,000.00 in cash,
  $725,000.00 in promissory notes with a maturity date that is 12 months after the closing date, and
  $525,000.00 in promissory notes with a maturity date that is 36 months after the closing date.

We own 16,000,000 shares of the common stock of Stonehouse, or approximately 93% of Stonehouse's outstanding capital stock on a fully diluted basis.  As previously disclosed under "Interests of Certain Persons," the other sellers own the remaining shares of Stonehouse.  In exchange for our shares of common stock of Stonehouse, we will receive total consideration of $6,724,636 from the sale of Stonehouse, less expenses of the sale and possible purchase price adjustments.  Almost all of the consideration we receive will be cash.  Specifically, the purchase price will be paid as follows:

  $5,565,216.00 in cash,
  $672,463.60 in a promissory note with a maturity date that is 12 months after the closing date (the "12-Month Note"), and
  $486,956.40 in a promissory note with a maturity date that is 36 months after the closing date
  (the "36-Month Note," and together with the 12-Month Note, the "Notes").

Interest accrues on the Notes at a rate equal to 5%, however, interest is not payable until the maturity date.  The Notes can be prepaid at any time with no penalty.  The Notes become immediately due and payable in connection with certain events of bankruptcy or insolvency with respect to Symphony.  The principal amount of the 36-Month Note may be reduced by ourpro rata share of our indemnification obligations as described below under "The Stock Purchase Agreement – Indemnification."  If Stonehouse's working capital, as defined in the Stock Purchase Agreement, as of the closing date is less than $800,000, the principal amount of the 12-Month Note will be reduced by our pro rata share of the difference between $800,000 and the working capital balance as of the closing date.  Accordingly, due to these possible adjustments to the Notes, we may not receive the entire principal amount at maturity of the Notes.

Representations and Warranties

The Stock Purchase Agreement contains customary representations and warranties from us to Purchaser and Symphony relating to, among other things:

•	due organization and good standing;

•	corporate authority to enter into the Stock Purchase Agreement;

•	matters related to contracts and commitments;

•	compliance with laws, including environmental and safety laws;

•	absence of material changes or events;

•	the accuracy of financial statements;

•	absence of certain liabilities;

•	tax matters;

•	absence of liabilities related to employee benefit plans;

•	absence of litigation;

•	matters related to intellectual property and other intangible assets; and

•	ownership of the shares of Stonehouse.

Purchaser and Symphony have made representations and warranties to us regarding their legal capacity and authority to enter into and perform their obligations under the Stock Purchase Agreement, absence of certain liabilities, absence of material changes or events and the lack of required consents or approvals.  In addition, Symphony has made representations regarding its financial statements.

                Most of our, Purchaser's and Symphony's representations and warranties expire at the three year anniversary of the closing.   Our representations and warranties related to taxes and intellectual property expire at the seven-year anniversary of the closing.

Conditions to the Closing

The closing of the sale will be held promptly after approval by our stockholders and the satisfaction of all other conditions to closing.

Conditions to Obligations of All Parties.    Each party's obligation to consummate the sale of Stonehouse is subject to the condition that no governmental entity has issued any order which makes the transaction illegal.

Conditions to Obligations of Purchaser and Symphony.   Purchaser's and Symphony's obligation to purchase our stock of Stonehouse is subject to additional conditions, including the following:

  our representations and warranties are true and correct on the closing date;
  we have performed or complied with all agreements and covenants required to be performed by us at or prior to the closing date;
  we have delivered to Symphony the resignations of the officers and directors of Stonehouse;
  all necessary regulatory approvals and consents of third parties are received;
  our stockholders have approved the sale of Stonehouse;
  Stonehouse has not suffered a material adverse effect;
  no governmental litigation is pending or threatened that (i) challenges or seeks to restrain or prohibit the sale of Stonehouse, (ii) seeks damages or other relief with respect to the sale, (iii) seeks to prohibit or limit in any material respect Symphony's ability to vote, receive dividends or otherwise exercise ownership rights with respect to the Symphony shares, or (iv) that would materially and adversely affect Symphony's or Stonehouse's right to own the assets or operate the business of Stonehouse;
  no other litigation is pending that (i) challenges or seeks to restrain or prohibit the consummation of the  sale, (ii) seeks damages or other relief with respect to the sale, or (iii) seeks to prohibit or limit in any   material respect Symphony's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Symphony shares; and
  Mr. Afrasiabi shall have accepted employment with Purchaser or Symphony or agreed to remain employed with Stonehouse.

Conditions to Obligations of nStor.   Our obligation to  sell our stock of Stonehouse to Purchaser is subject to additional conditions, including the following:

Purchaser's and Symphony's representations and warranties are true and correct on the closing date;

  Purchaser and Symphony have performed or complied with all agreements and covenants required to be performed by them at or prior to the closing date; and
  Neither Purchaser nor Symphony has suffered a material adverse effect.

Indemnification

We and the other sellers have agreed to indemnify Purchaser and Symphony for any losses and claims against it arising from:

  our breach or inaccuracy of any representations or covenants in the Stock Purchase Agreement;
  our breach or failure to perform any covenant, agreement or obligation in the Stock Purchase Agreement;
  the existence of certain options and warrants to purchase stock of Stonehouse that may be outstanding;
  any difference in the capitalization of Stonehouse;
  the repurchase by Stonehouse of certain of its capital stock;
  any failure by Stonehouse to obtain rights to the MONIES software;
  termination by Stonehouse of certain contracts;
  any failure by Stonehouse prior to the closing date to obtain the release of security interests in certain assets of Stonehouse; and
  certain tax claims.
  Purchaser and Symphony have agreed to indemnify us and the other sellers for any losses and claims against us arising from:
  Purchaser's or Symphony's breach or inaccuracy of any representations or covenants in the Stock Purchase Agreement; and
  Purchaser's or Symphony's breach or failure to perform any covenant, agreement or obligation in the Stock Purchase Agreement.

                Except for the existence of certain options and warrants to purchase stock of Stonehouse that may be outstanding, for which there is no minimal threshold,the parties are not entitled to indemnification unless the aggregate amount of losses exceeds $150,000.  We will not be required to indemnify Purchaser and Symphony, and Purchaser and Symphony will not be required to indemnify us, for the payment of losses that exceed that portion of the purchase price that we have received.  Notwithstanding this limitation, to the extent that indemnifiable losses exceed the value of the 36-Month Note that we receive and the similar promissory notes to the other sellers, we will pay the additional pro rata share of the indemnity obligation owed by the other sellers.

No Solicitation

                We have agreed that we will not solicit or encourage any competing acquisition proposals.

Termination and Breakup Fee

The Stock Purchase Agreement may be terminated at any time prior to the closing as follows:

  by mutual consent of all parties to the Stock Purchase Agreement;
  by either Purchaser or us or the other sellers, if the sale has not been completed by February 28, 2005;
  by either Purchaser or us and the other sellers, if a final, nonappealable governmental order or other action is issued restraining or otherwise prohibiting the sale of Stonehouse;
  by us and the other sellers upon a breach of any representation, warranty, covenant or agreement by Purchaser or Symphony set forth in the Stock Purchase Agreement, or if any representation or warranty of Purchaser or Symphony has become untrue, unless such breach or untruth can be cured prior to February 28, 2005; and
  by Purchaser or Symphony upon a breach of any representation, warranty, covenant or agreement by us or the other sellers set forth in the Stock Purchase Agreement, or if any of our and the other sellers' representations or warranties have become untrue, or if certain conditions to the obligations of Purchaser and Symphony have failed to be satisfied by February 28, 2005, unless such breach, untruth or failure can be cured prior to February 28, 2005.

We must pay a $200,000 termination fee to Symphony if Purchaser or Symphony terminates the Stock Purchase Agreement due to our or the other sellers' breach of any representation, warranty, covenant or agreement, or if certain conditions to the obligations of Purchaser and Symphony have failed to be satisfied by February 28, 2005.  In addition, in such a case, we must reimburse Purchaser and Symphony for all fees and expenses incurred up to the date of termination for financial advisors, financial sponsors, legal counsel and other advisors.

In the event that the conditions to Symphony's obligations to purchase our stock of Stonehouse have been satisfied and Symphony is unwilling to pay the purchase price for our shares of stock of Stonehouse, Purchaser or Symphony must pay us a $200,000 termination fee if we terminate the Stock Purchase Agreement due to Purchaser's or Symphony's breach of any representation, warranty, covenant or agreement.  In addition, in such a case, Purchaser or Symphony must reimburse us for all of our fees and expenses incurred up to the date of termination for financial advisors, financial sponsors, legal counsel and other advisors.

SELECTED FINANCIAL DATA

The following table summarizes certain of our selected financial data for the five years ended December 31, 2003 and the six months ended June 30, 2004 and 2003.  The following table also summarizes certain selected pro forma financial data included elsewhere in this proxy statement giving effect to our disposition of Stonehouse.

Certain amounts for years prior to 2003 have been reclassified to conform to the 2003 presentation.  These reclassifications had no impact on operating results previously reported.  Certain selected financial data has been derived from our audited consolidated financial statements included in our 2003 Form 10-K and certain selected financial data has been derived from our unaudited consolidated financial statements included in our Form 10-Qs which are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference into this proxy statement.  Certain pro forma data has been derived from our unaudited pro forma condensed consolidated financial statements included elsewhere herein.  In the following tables, dollars are in thousands, except per share data.

	Year Ended December 31,
	(dollars in thousands, except per share data) (audited)

	Pro Forma Without Stonehouse unaudited
	2003		2003		2002 (2)	2001		2000		1999 (5)

Sales	$7,796		$12,602		$10,790	$17,886		$40,197		$41,089
Gross margin	$1,930		$4,422		$2,898	$2,049		$9,872		$9,763

Net loss	$(7,100)	(7)	$(5,988	)(1)	$(7,984)	$(13,958)		$(21,921)	(4)	$(18,704)	(6)

Net loss available to common stock	$(7,100)		$(5,988)		$(7,984)	$(18,518)	(3)	$(22,606)		$(19,938)

Basic and diluted net loss per common share	$(.04)		$(.04)		$(.06)	$(.41)		$(.69)		$(.89)

Weighted average number of common shares considered outstanding, basic and diluted	156,885,954		156,885,954		128,899,148	44,832,503		32,789,832		22,505,084

At end of period:

Total assets	N/A		$15,220		$14,182	$11,968		$15,722		$34,041

Long-term debt	N/A		$--		$3,100	$3,600		$7,258		$6,329

Shareholders’ equity (deficit)	N/A		$3,261		$1,620	$487		$(7,526)		$6,273

See following page for footnote references.
	Six Months Ended June 30,
	Pro Forma Without Stonehouse

	(unaudited)
	2004	2004	2003

Sales	$4,256	$7,808	$5,125
Gross margin	$1,072	$2,414	$2,028

Net loss	$(3,770)	$(3,938)	$(3,222)

Net loss available to common stock	$(3,770)	$(3,938)	$(3,222)

Basic and diluted net loss per common share	$(.02)	$(.02)	$(.02)

Weighted average number of common shares considered outstanding, basic and diluted	165,078,223	165,078,223	148,968,823

At end of period:

Total assets	$10,812	$15,632	$15,668

Long-term debt	$--	$--	$--

Shareholders’ equity (deficit)	$(2,901)	$(624)	$5,694

___________

(1)	Includes non-cash charge of $791,000 attributable to stock-based compensation.
(2)	Includes results of operations of Stonehouse beginning June 2002, as a result of our acquisition which was accounted for using the purchase method of accounting.
(3)	Includes non-cash charge of $3 million for induced conversion of convertible preferred stock.
(4)	Includes charge of $12 million for impairment of unamortized goodwill related to an acquisition completed in 1999 and gain of $5.6 million on the sale of assets.
(5)	Includes results of operations of Andataco, Inc. beginning June 1999, as a result of our acquisition which was accounted for using the purchase method of accounting.
(6)	Includes charge of $4.6 million for impairment of unamortized goodwill related to an acquisition completed in 1996.
(7)	Includes $2.3 million loss on discontinued operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to our disposition of Stonehouse (the "Disposition").  The statements are derived from, and should be read in conjunction with, our historical financial statements and notes thereto, as presented in our Form 10-K for the year ended December 31, 2003 and Form 10-Q for the six months ended June 30, 2004.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2004 assumes the Disposition occurred on June 30, 2004.  The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the Disposition as if it had occurred as of January 1, 2003.

The unaudited pro forma financial information is presented for illustrative purposes and is not designed to represent, and does not represent, what the financial position or operating results would have been had the Disposition been completed as of the dates assumed, nor is it intended to project our future financial position or results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2004
(dollars in thousands)

		Pro Forma Adjustments

	Historical	Elimination of Stonehouse (a)		Other		Pro Forma Without Stonehouse

ASSETS
Current assets:
Cash and cash equivalents	$472	$(524)		$5,055	(b)	$5,003
Accounts receivable, net	1,842	(1,269)				573
Note receivable				672	(b)	672
Inventories	1,340					1,340
Prepaid expenses and other	389	(73)				316

Total current assets	4,043	(1,866)		5,727		7,904

Note receivable, net of discount	--			443	(b)	443
Property and equipment, net	581	(106)				475
Goodwill and other intangible assets, net	11,008	(9,018)				1,990

	$15,632	$(10,990)		$6,170		$10,812

LIABILITIES
Current liabilities:
Borrowings	$11,602	$(440)	$			$11,162
Accounts payable and other	3,424	(873)				2,551
Deferred revenue	1,230	(1,230)				--

Total current liabilities	16,256	(2,543)				13,713

Stockholders’ deficit	(624)	(8,447)		6,170	(b)	(2,901)

	$15,632	$(10,990)		$6,170		$10,812

See Notes to Unuadited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2003
(dollars in thousands, except per share data)

		Pro Forma Adjustments

	Historical	Elimination of Stonehouse (a)		Other		Pro Forma Without Stonehouse

Sales	$12,602	$(4,806)	$			$7,796
Cost of sales	8,180	(2,314)				5,866

Gross margin	4,422	(2,492)		--		1,930

Operating expenses	8,406	(2,288)				6,118
Stock-based compensation	791	(716)				75
Depreciation and amortization	515	(402)				113

Total expenses	9,712	(3,406)		--		6,306

Loss from operations	(5,290)	914				(4,376)

Discontinued operations				(2,277)	(b)	(2,277)
Interest expense, net	(698)	13		238	(c)	(447)

Net loss	$(5,988)	$927		$(2,039)		$(7,100)

Basic and diluted net loss per common share	$(.04)					$(.04)

Weighted average number of common shares considered outstanding, basic and diluted	156,885,954					156,885,954

See Notes to Unaudited  Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Six Months Ended June 30, 2004
(dollars in thousands, except per share data)

		Pro Forma Adjustments

	Historical	Elimination of Stonehouse (a)		Other		Pro Forma Without Stonehouse

Sales	$7,808	$(3,552)	$			$4,256
Cost of sales	5,394	(2,210)				3,184

Gross margin	2,414	(1,342)		--		1,072

Operating expenses	5,565	(1,161)				4,404
Stock-based compensation	44	(9)				35
Depreciation and amortization	315	(211)				104

Total expenses	5,924	(1,381)		--		4,543

Loss from operations	(3,510)	39				(3,471)

Interest expense, net, and other income	(428)	16		113	(c)	(299)

Net loss	$(3,938)	$55		$113		$(3,770)

Basic and diluted net loss per common share	$(.02)					$(.02)

Weighted average number of common shares considered outstanding, basic and diluted	165,078,223					165,078,223

See Notes to Unaudited  Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed
Consolidated Financial Statements

NOTE 1.  DISPOSITION

The net sales price and loss on discontinued operations is as follows (in thousands):

Sales price	$7,250
Less estimated transaction costs (1)	(550)
Less buyout of minority interests (7.25%) (2)	(486)
(44
Less discount on 36-month note	)

Net sales price to nStor, after transaction costs	$6,170

Consisting of:
Cash	$5,055
Notes receivable:
Current – due in 12 months	672
Non-current – due in 36 months, net of discount (3)	443

Net sales price to nStor, after transaction costs	6,170

Book value of nStor’s ownership interest in Stonehouse	8,447

Loss on discontinued operations	$(2,277)

(1) Includes legal and accounting fees and a bonus to be paid to Stonehouse’s President based on net proceeds received by nStor as a result of the Disposition.
(2) Minority interests consist of the current President and Chief Operating Officer (5.4%) and a former employee of Stonehouse (2.8%).
(3) Discount is based on nStor’s incremental borrowing rate of 8%.

NOTE 2.  PRO FORMA ADJUSTMENTS

The following are descriptions of the pro forma adjustments related to the Disposition, identified as (a) through (c) in the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands):

a) elimination of Stonehouse’s historical balance sheet and statements of operations
b) recording Disposition of Stonehouse
c) reduction of historical interest expense; recording interest income from notes receivable and accretion of discount on the non-current note

UNAUDITED FINANCIAL STATEMENTS OF STONEHOUSE TECHNOLOGIES, INC.

STONEHOUSE TECHNOLOGIES, INC.
UNAUDITED BALANCE SHEETS
(dollars in thousands)

	June 30,	December 31,	December 31,
	2004	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$524	$226	$285
Accounts receivable, net	1,269	832	599
Prepaid expenses and other	115	100	464

Total current assets	1,908	1,158	1,348

Property and equipment, net	106	120	69
Goodwill and other intangible assets, net	9,018	9,267	9,360

	$11,032	$10,545	$10,777

LIABILITIES
Current liabilities:
Borrowings	$440	$335	$200
Accounts payable and other	906	527	462
Deferred revenue	1,230	1,178	1,401

Total current liabilities	2,576	2,040	2,063

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; 25,000,000 shares authorized;16,312,500 shares issued at June 30, 2004 and 16,000,000 shares issued at December 31, 2003 and 2002, respectively	163	160	160
Deferred stock compensation	(76)	(85)	--
Additional paid-in capital	9,558	9,562	8,759
Deficit	(1,189)	(1,132)	(205)

	8,456	8,505	8,714

	$11,032	$10,545	$10,777

See Notes to Financial Statements

STONEHOUSE TECHNOLOGIES, INC.
UNAUDITED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

			From June 1,
	Six Months		2002 (inception)
	Ended	Year Ended	through
	June 30,	December 31,	December 31,
	2004	2003	2002

Sales	$3,552	$4,806	$2,873
Cost of sales	2,211	2,314	1,357

Gross margin	1,341	2,492	1,516

Operating expenses	1,162	2,288	1,486
Stock-based compensation	9	716	--
Depreciation and amortization	211	402	230

Total expenses	1,382	3,406	1,716

Loss from operations	(41)	(914)	(200)

Interest expense, net	(16)	(13)	(5)

Net loss	$(57)	$(927)	$(205)

See Notes to Financial Statements

STONEHOUSE TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND ORGANIZATION

The financial statements include the accounts of Stonehouse Technologies, Inc. (“Stonehouse” or the “Company”).

As of June 30, 2004, the common stock of Stonehouse was approximately 93% owned by nStor Technolgies, Inc. ("nStor"), on a fully diluted basis.

BUSINESS

Stonehouse is a provider of telecommunications software and services solutions that help large enterprises manage their communications expenses, assets and processes.   These solutions include a suite of modular applications and consulting services, which allow enterprises to manage voice, data and wireless services by providing a systematic approach to automate order processing, monitor expenses, manage vendor invoices, track asset inventory and allocate costs.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investment instruments with original maturities, when purchased, of three months or less.

REVENUE RECOGNITION

In accordance with provisions of the AICPA (American Institute of Certified Public Accountants) Statement of Position (SOP) 97-2, “Software Revenue Recognition”, and related accounting guidance, revenues from computer software sales are recognized when persuasive evidence of a sales arrangement exists, delivery and acceptance of the software has occurred, the price is fixed or determinable, and collectability is reasonably assured. Consulting revenues are recognized when services are performed.  Revenues on long-term development contracts are deferred at time of sale and using the percentage-of-completion method are recognized based upon hours incurred as a percentage of estimated total hours.  Maintenance revenues for customer support and product updates are deferred at the time of sale and are included in income on a straight-line basis over the term of the maintenance agreement, generally for one year.

INDEMNIFICATION ARRANGEMENTS AND GUARANTEES

Stonehouse adopted FASB (Financial Accounting Standards Board) Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others” effective January 1, 2003.  FIN 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee.   As of June 30, 2004 and December 31, 2003, Stonehouse was not obligated under any guarantees that would require disclosure.

Stonehouse may undertake indemnification obligations in the ordinary course of business related to its products, the licensing of its software and the issuance of its securities.  Under these arrangements, the Company may agree to indemnify other parties, such as business partners, customers, and underwriters, for certain  losses  suffered,  claims of intellectual property infringement, negligence and intentional acts in the performance of services, and violations of laws including certain violations of securities laws.  The Company is unable to estimate with any reasonable accuracy the liability that may be incurred pursuant to its indemnification obligations.  Some of the factors that would affect this assessment include, but are not limited to, the nature of the claim asserted, the relative merits of the claim, the nature and amount of damages claimed and the willingness of the parties to reach a settlement.  Because of the uncertainty surrounding these circumstances, the Company’s  indemnification obligations could range from immaterial to having a material adverse impact on its financial position and its results of operations.

LONG-LIVED ASSETS

In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost.  Depreciation is provided under the straight-line method over the estimated useful lives, principally five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease term.  Depreciation expense amounted to $ 28,000, $35,000 and $17,000 for the six months ended June 30, 2004, the year ended December 31, 2003 and the seven months ended December 31, 2002, respectively.

GOODWILL

Goodwill represents the excess cost of the acquired businesses over the fair value of net assets acquired and is carried at cost.  As a result of the June 2002 acquisition of Stonehouse by nStor, goodwill in the amount of $6.5 million was recorded and “pushed down” to Stonehouse.  The Company accounts for goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets”. At June 30, 2004, December 31, 2003 and 2002, unamortized goodwill amounted to $6.5 million.

Management periodically reviews goodwill to determine if an impairment has occurred. Among various considerations, this process includes evaluating recoverability based upon cash flow forecasts.  See Note 3 for a discussion regarding an impairment analysis performed in early 2004.

RESEARCH AND DEVELOPMENT COSTS (“R&D”)

In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”, R&D costs associated with the creation of a software product are expensed as incurred until technological feasibility is established.  Thereafter, software production costs are capitalized until the product is available for general release to customers.  Capitalized software costs are amortized (and included in cost of sales) over the greater of (a) the straight-line method over the remaining estimated economic life of the product or (b) the ratio that current gross revenues for the product bear to the total of current and anticipated future gross revenues for that product.  Amortization begins when the product is available for general release to customers.  Other R&D costs are expensed as incurred.

INCOME TAXES

Income taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date.

Stonehouse provides a valuation allowance for certain deferred tax assets, if it is more likely than not tax assets will not be realized through future operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could materially differ from those estimates.

FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2004, and December 31, 2003 and 2002.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.  These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities.  Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.  The fair value of the Company’s borrowings are estimated based upon quoted market prices for the same or similar issues or on the current rates offered to Stonehouse for debt of the same remaining maturities.  The carrying value approximates their fair value.

COMPREHENSIVE INCOME

SFAS No. 130, “Reporting Comprehensive Income”, established rules for the reporting and display of comprehensive income (loss) and its components in a full set of general-purpose financial statements.  Stonehouse had no comprehensive income (loss) for all periods presented.

(2) GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill in the amount of $6.5 million and other intangible assets aggregating $2.8 million were recorded in June 2002 as a result of nStor acquiring Stonehouse.  Goodwill, representing the excess of the cost of an acquired business over the fair value of net assets acquired, is carried at cost.

The Company has adopted SFAS No. 142, which requires that goodwill and certain intangible assets no longer be amortized, but instead be tested at least annually for impairment.

During early 2004, an independent valuation firm was engaged to prepare an impairment analysis of the Company’s goodwill.  Based on this analysis, the Company’s goodwill is not considered to be impaired as of January 1, 2004.

As of June 30, 2004, the carrying amount of the Company’s goodwill, other intangible assets and capitalized software development costs included the following (in thousands):

	Goodwill	Other Intangible Assets	Capitalized Software Development Costs	Total

Balances at December 31, 2002	$6,474	$2,586	$300	$9,360
Additional capitalized software
development costs	--	--	350	350
Amortization	--	(367)	(76)	(443)

Balances at December 31, 2003	6,474	2,219	574	9,267

Amortization	--	(183)	(66)	(249)

Balances at June 30, 2004	$6,474	$2,036	$508	$9,018

Other Intangible Assets consists of the following at June 30, 2004: (i) customer relationships (approximately $1.6 million); (ii)  software ($310,000); and (iii) non-compete agreement ($107,000), with corresponding useful lives of ten, five and four years, respectively.  Amortization of other intangible assets was $214,000 for the year ended December 31, 2002.  There was no amortization of capitalized software development costs for the year ended December 31, 2002.

(3) BORROWINGS

In July 2003, Stonehouse entered into an asset-based revolving line of credit with a financial institution (the “Credit Facility”), which provides for Stonehouse to borrow up to $500,000 based on specified percentages of eligible receivables.  The Credit Facility had an outstanding principal balance of $440,000 at June 30, 2004, bears interest at Prime + 1.75% per annum with a 6.5% floor (6.5% at June 30, 2004), is collateralized by all of Stonehouse’s assets, and matures on July 11, 2005, as extended, but is payable on demand.  The Credit Facility replaced a line of credit with similar terms with another financial institution.

(4) INCOME TAXES

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to loss before income taxes follows (in thousands):

	Six Months Ended June 20, 2004	Year Ended December 31, 2003

Amount computed at federal statutory rate of 34%	$(19)	$(314)
Non-deductible amortization of intangible assets	62	99
Net operating loss carryforward	(46)	--
Losses for which no current benefits are available	--	213
Other	3	2

Provision for income taxes	$--	$--

At June 30, 2004 and December 31, 2003, the tax effects of temporary differences that gave rise to significant portions of deferred tax assets consisted of approximately $1.7 million, primarily from net operating loss carryforwards.  Stonehouse files as part of a consolidated federal income tax return with nStor.  A 100% valuation allowance has been provided on the total deferred tax assets because it is more likely than not that the net operating loss carryforwards will not be realized based on nStor’s recent operating results.

As of June 30, 2004, there were unused net operating loss carryforwards (the “NOL's”) for  federal tax purposes of approximately $4.9 million expiring through 2024.  Under Internal Revenue Code Section 382, the usage of approximately $4 million of these NOL’s is limited annually to approximately $500,000.

(5) SIGNIFICANT CUSTOMERS

Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable.  The Company performs ongoing credit evaluations of its customers, generally requires no collateral and maintains allowances for potential credit losses and sales returns.  During the six months ended June 30, 2004, sales to three customers accounted for 15%, 14% and 11% of sales.  During the year ended December 31, 2003, sales to a single customer accounted for 20% of sales.  During the seven months ended December 31, 2002, sales to a single customer accounted for 29% of sales.

(6) COMMITMENTS AND CONTINGENCIES

Certain software sublicensed to, and marketed by, Stonehouse (the “Software”) is collateral under a sale/leaseback agreement between Stonehouse’s former parent company, a subsidiary of Pacific USA Holding Corp (“PUSA”), and a financial institution, consummated prior to nStor’s acquisition of Stonehouse.  The obligations of PUSA under the sale/leaseback agreement, including the obligation to pay $381,000 per month for three years through March 2004, were supported by a surety bond.  In connection with nStor’s acquisition of Stonehouse, the Company was granted an irrevocable perpetual license by PUSA to, among other items, sub-license the Software to third parties and install, use, modify, copy or enhance the Software or prepare derivative works from the Software, for the Company’s own benefit or the benefit of any third party.  At the expiration of the sale/leaseback, PUSA was required to purchase the Software for $1 and has agreed to complete that purchase and immediately transfer all rights and title to the Company. PUSA also indemnified the Company for certain other potential obligations and breaches of certain representations and warranties (the “Indemnifications”).  In December 2002, PUSA filed Chapter 11 proceedings in the United States Bankruptcy Court for the Northern District of Texas.  In the opinion of management, PUSA’s potential inability to satisfy its obligations in connection with the Software and the Indemnifications will not result in the Company incurring any material liability.

From time to time, the Company is subject to legal proceedings and other claims arising in the ordinary course of business.  In the opinion of management, the Company is not a party to any litigation the outcome of which would have a material adverse effect on its business, operations or cash flows.

(7) DEFERRED STOCK COMPENSATION

In connection with an employment agreement effective as of March 1, 2003, the Company granted options to its President and a second employee to purchase a minority interest in Stonehouse. The intrinsic value of the options, valued at $801,000, as adjusted, was based on the excess of the fair market value of Stonehouse common stock, as determined by an independent valuation firm, over the exercise price of the options.  The intrinsic value was reflected in shareholders' equity as a charge to deferred stock compensation and is being amortized over the vesting period of the options.  Amortization of $9,000 for the six months ended June 30, 2004 and $716,000 for the year ended December 31, 2003 is included in Stock-Based Compensation in the accompanying Statements of Operations.

In April 2004, in connection with his separation from Stonehouse, the second employee exercised his option and acquired shares of Stonehouse common stock representing 2% of Stonehouse's outstanding shares on a fully diluted basis.

(8) LEASES

The Company leases its operating facilities under operating leases, which expire at various dates through February 2009.  At June 30, 2004, future minimum rental payments under operating leases that have initial or remaining terms in excess of one year are as follows (in thousands):

2005	$152
2006	137
2007	122
2008	122
2009	82

$615

Rent expense was $76,000 for the six months ended June 30, 2004, $216,000 for the year ended December 31, 2003 and $122,000 for the seven months ended December 31, 2002.

(9) SUBSEQUENT EVENT

Effective September 15, 2004, nStor entered into a definitive agreement with a subsidiary of Symphony Service Corp. ("Symphony") whereby 100% of the common stock of Stonehouse will be sold to Symphony for an aggregate purchase price of $7.25 million consisting of $6 million in cash and $1.25 million in promissory notes.  The principal amount of the promissory notes may be reduced due to certain closing and other adjustments.  Completion of the transaction is subject to approval by nStor's stockholders and certain closing conditions.  Current stockholders of nStor who own shares of common stock representing approximately 59% of its outstanding common stock have executed proxies instructing the proxyholder to vote in favor of the transaction.

OTHER BUSINESS

The board knows of no other business to be brought before the special meeting.  If, however, any other business should properly come before the special meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 promulgated by the SEC, a stockholder intending to present a proposal to be included in our proxy statement for our next annual meeting of Stockholders must deliver a proposal in writing to our principal executive offices no later than [              ].

If a stockholder does not seek to have a proposal included in the proxy statement for our 2004 annual meeting, but nevertheless wishes to present a proper proposal at the annual meeting, and the proposal is received by us on or before [           ], we will provide information in the proxy statement relating to that annual meeting as to the nature of the proposal and how persons named in the proxy solicited by our board of directors intend to exercise their discretion to vote on the proposal.

WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "Commission").  You may read our Commission filings over the Internet at the Commission’s website at http://www.sec.gov.  You may also read and copy documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

            We incorporate into this proxy statement by reference the following documents filed by us with the Commission, each of which should be considered an important part of this proxy statement:

Commission Filing                                                             Period Covered or Date of Filing
Annual Report on Form 10-K                                             Year ended December 31, 2003
Quarterly Report on Form 10-Q                                         Quarters ended March 31, 2004 and June 30, 2004
Current Reports on Form  8-K                                            April 21, 2004, May 14, 2004 and September 16, 2004

                We are delivering with this proxy statement our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.  Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom this proxy statement is delivered, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents).  Requests for such copies should be directed to nStor Technologies, Inc., 1601 Forum Place, West Palm Beach, Florida, 33401, Attention:  Secretary ; (561) 640-3145.

                                                                                                By Order of the Board of Directors

                                                                                                Orilla F. Floyd, Secretary
Carlsbad, California
[            ], 2004

ANNEX A

STOCK PURCHASE AGREEMENT

BY AND AMONG

SYMPHONY SERVICE CORP.

PALO ALTO ACQUISITION CORPORATION,

AND

THE SHAREHOLDERS OF

STONEHOUSE TECHNOLOGIES, INC.

Dated as of September 15, 2004

STOCK PURCHASE AGREEMENT

                                 This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 15, 2004, by and among Symphony Service Corp., a Delaware corporation (“Purchaser Parent”), Palo Alto Acquisition Corporation, a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Purchaser Parent, and each of the shareholders of Stonehouse Technologies, Inc., a Texas corporation (the “Company”), set forth on Exhibit A attached hereto (collectively referred to herein as “Sellers”).

RECITALS

                 A.            Sellers (including nStor Technologies, Inc., a Delaware corporation (“Parent”)) are the sole record and beneficial owners of all of the outstanding shares of capital stock of the Company.

                 B.            Sellers desire to sell all of the outstanding shares (the “Shares”) of Common Stock (no par value) (“Company Common Stock”), of the Company to Purchaser and Purchaser desires to purchase all of the Shares from Sellers, in each case upon the terms and subject to the conditions set forth in this Agreement.

                 C.            As a condition and inducement to Purchaser’s and Purchaser Parent's willingness to enter into this Agreement, the stockholders of Parent listed in Exhibit B attached hereto are delivering to Purchaser concurrently with the execution of this Agreement the voting agreement attached hereto as Exhibit C (the “Voting Agreement”).

                 NOW, THEREFORE,in consideration of the premises and the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

PURCHASE AND SALE OF STOCK

                 1.1           Sale and Transfer of Stock.  Subject to and upon the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign and transfer, and deliver to Purchaser, and Purchaser shall purchase from Sellers, all of the Shares, free and clear of all Liens (as defined below) (the “Share Purchase”).

                 1.2           The Purchase Price.  Subject to and upon the terms and conditions of this Agreement, in consideration for the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares at the Closing, Purchaser Parent shall:

                                 (a)           pay to Sellers cash in the amount of Six Million Dollars ($6,000,000.00) (the “Cash Purchase Price”), which Cash Purchase Price shall be paid by Purchaser Parent to Sellers at the Closing (in the amount set forth next to such Seller’s name on Exhibit A attached hereto) by wire transfer of immediately available funds to such account as Sellers shall, not less than one (1) business day prior to the Closing Date (as defined below), designate in writing to Purchaser;

                                 (b)           deliver to Sellers three promissory notes (or such other consideration mutually agreeable to the parties) in the aggregate principal amount of $525,000.00, each in the amount set forth next to such Seller’s name on Exhibit A attached hereto in substantially the form attached hereto as Exhibit D (each a “36 Month Note” and collectively, the “36 Month Notes”); and

                                 (c)           deliver to Sellers three promissory notes (or such other consideration mutually agreeable to the parties) in the aggregate principal amount of $725,000.00, each in the amount set forth next to such Seller’s name on Exhibit A attached hereto in substantially the form attached hereto as Exhibit E (each a “12 Month Note” and collectively, the “12 Month Notes” and together with the 36 Month Notes, the “Notes”), which Notes shall not be transferable to any third party without the prior written consent of Purchaser Parent (which shall not be unreasonably withheld), except for transfers to affiliates of Parent.  The “Purchase Price” shall consist of the Cash Purchase Price, the principal amount of the 36 Month Notes and the principal amount of the 12 Month Notes.

Purchaser, Purchaser Parent and Sellers each acknowledge that the above Purchase Price will represent the fair market value of the Shares at the time of Closing as determined as a result of arm’s length negotiation.

                 1.3           Post-Closing Purchase Price Adjustment.

                                 (a)           Within fifteen (15) days following the Closing, the Company shall prepare a statement of Working Capital (as defined below) as of the Closing Date, in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Company shall not be required to provide any notes thereto).  Upon completion of that calculation, the Company shall prepare and deliver to Parent a certificate (the “Closing Date Certificate”) setting forth the Working Capital as of the Closing Date (the “Final Working Capital”).  “Working Capital” shall mean cash plus accounts receivable less 5% of the total accounts receivable as of the Closing Date for doubtful accounts and warranty returns, less accounts payable and accrued expenses payable (excluding accrued vacation), including any payables due to Parent from the Company.

                                 (b)           If within fifteen (15) days after the Closing Date Certificate is delivered to Parent, Parent shall not have given written notice to Purchaser setting forth any objection to the Final Working Capital, then such determination of such amount shall be final and binding on the parties hereto.  If Parent, within such fifteen (15) day period following delivery of the Closing Date Certificate, shall give written notice to Purchaser setting forth any objection to such determination of the Closing Date Certificate, Parent and Purchaser shall endeavor to reach agreement within the ten (10) business day period following the receipt by Parent of the notice of objection.  If the parties are unable to reach agreement within such ten (10) business day period, then the matter shall be submitted to KPMG, LLP, or such other "big-four" accounting firm as may be mutually agreeable to the parties (the “Independent Accountants”) for determination of the Final Working Capital.  If the parties  submit the determination of the Final Working Capital to the Independent Accountants, then the determination of the Independent Accountants shall be final and binding on the parties.  In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including, without limitation, legal, accounting and consultant fees and expenses.  If the Final Working Capital as determined by the Independent Accountants is greater than the Final Working Capital as set forth on the Closing Date Certificate by more than ten percent (10%), then the cost and expense of the Independent Accountants shall be paid by Purchaser.  In all other circumstances, the cost and expense of the Independent Accountants shall be paid by Parent.  If the Final Working Capital, as finally determined as provided above, is less than $800,000, then the 12 Month Notes shall be reduced, pro rata, on a dollar for dollar basis, by the amount of such deficiency, effective as of the Closing Date.

                 1.4           The Closing.  The closing for the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Heller Ehrman White & McAuliffe LLP, located at 275 Middlefield Road, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the first business day after the satisfaction or waiver of the conditions set forth in 0 (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

REPRESENTATIONS AND WARRANTIES OF SELLERS

                 A.  Representations and Warranties of Parent

                 Parent represents and warrants to Purchaser and Purchaser Parent that, except as set forth in the written disclosure schedule prepared by Parentwhich is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article II and which was previously delivered to Purchaser and Purchaser Parent in connection herewith (the “Parent Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

                 2.1           Organization and Qualification.  Each of Parent and the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted.  Each of Parent and the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary,except where the failure to be so qualified or licensed would not have or reasonably be expected to have a Material Adverse Effect (as defined below) on Parent or the Company.  The Company does not have any Subsidiaries (as defined below).  The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

                 2.2           Charter and Bylaws.  Parent has heretofore made available to Purchaser true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of Parent (the “Parent Charter Documents”) and made available to Purchaser true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of the Company (the “Company Charter Documents”).  The Parent Charter Documents and the Company Charter Documents are in full force and effect.  Parent is not in violation of any of the provisions of the Parent Charter Documents and the Company is not in violation of any of the provisions of the Company Charter Documents.

                 2.3           Capitalization.

                                (a)           The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and no shares of preferred stock (the “Company Preferred Stock”).  Except as set forth in Section 2.3(a) of the Parent Disclosure Schedule, as of the date hereof, 16,312,500 shares of Company Common Stock, and no shares of Company Preferred Stock, are issued and outstanding and all of such shares are held by Parent.  No shares of Company Common Stock or Company Preferred Stock are issued and held in the treasury of the Company.

                                 (b)           Except as set forth in Section 2.3(b) of the Parent Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company.  There are no stockholder agreements, voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which it is bound with respect to the shares of capital stock of the Company.  There are no rights or obligations, contingent or otherwise (including without limitation rights of first refusal in favor of the Company) of the Company, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.  There are no registration rights or other agreements or understandings to which the Company is a party or by which it is bound with respect to any capital stock of the Company.

                                (c)           All outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Texas Business Corporation Act (“TBCA”), the Company Charter Documents or any agreement to which the Company is a party or otherwise bound.  Except as set forth in Section 2.3(c) of the Parent Disclosure Schedule, all outstanding shares of the Company’s capital stock are held by Sellers free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”).  All shares of outstanding  capital stock of the Company were issued in compliance with all applicable federal and state securities laws.  No material change in the Company’s capitalization has occurred since July 31, 2004.  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

                 2.4           Authority Relative to this Agreement.  Parent has all necessary power and authority (corporate or otherwise) to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Parent of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Parent or the Company and the consummation by Parent of the transactions contemplated hereby has been duly and validly authorized by all necessary action (corporate or otherwise) on the part of Parent, subject only to the approval of this Agreement and the transactions contemplated herein by Parent’s stockholders by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Parent as required by the Delaware General Corporation Law (“DGCL”) and Parent’s Certificate of Incorporation (the “Parent Stockholder Approval”).  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and Purchaser Parent, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).  As of the date of this Agreement, the Board of Directors of Parent has unanimously determined that it is fair to, advisable and in the best interests of Parent’s stockholders for Parent to participate in the transactions set forth in this Agreement, and has unanimously recommended that Parent’s stockholders approve and adopt this Agreement and approve the transactions contemplated herein (the “Parent Recommendation”), and none of the aforesaid actions by the Parent’s Board of Directors has been amended, rescinded or modified.  The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve and adopt this Agreement and no other vote of any holders of shares of Parent’s capital stock is necessary to approve any of the transactions contemplated hereby.

                 2.5           Agreements, Contracts and Commitments.

                                 (a)           The Company does not have any agreements, contracts or commitments (including but not limited to end user license agreements) that (i)  will result in (A) payments by the Company or (B) payments to the Company, in either case in excess of $50,000; or (ii) which require the making of any charitable contribution in excess of $10,000.

                                 (b)           No purchase contracts or purchase commitments of the Company continue for a period of more than ninety (90) days or are in excess of the normal, ordinary and usual requirements of the business of the Company.

                                 (c)           There are no material contracts or agreements to which the Company is a party that (a) do not expire or that the Company may not terminate within one year after the date of this Agreement or (b) may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement.

                                 (d)           The Company does not have any outstanding contract with any officer or director or any material outstanding contract (i) with any employee, agent, consultant, advisor, salesman or sales representative, or (ii) with any distributor or dealer, other than with respect to any reseller, distribution, OEM or end user license agreement for Company products entered into in the ordinary course of business, that is not cancelable by it on notice of 30 days or less and without material liability, penalty or premium.

                                 (e)           The Company is not in default, nor is there any known basis for any valid claim of default, under any material contract made or obligation owed by it.

                                 (f)            The Company does not have any employee to whom it is paying compensation at an annual rate of more than $100,000 for services rendered, and all such employees can be terminated at will without penalty or further payment.

                                 (g)           The Company is not restricted from carrying on its business in any material respect anywhere in the world by any agreement under which the Company (i) is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including without limitation resellers or other distributors, in any geographic area, during any period of time, or in any segment of any market or line of business, (ii) is required to give favored pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customers or any class of customers, or (iii) has agreed to purchase a minimum amount of goods or services or has agreed to purchase goods or services exclusively from a certain party.

                                 (h)           The Company does not have any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers.

                                 (i)            The Company does not have any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others.

                                 (j)            The Company does not have any contract for capital expenditures in excess of $10,000, individually, or such contracts representing in excess of $25,000 in the aggregate.

                                 (k)           The Company does not have any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets in excess of $10,000, individually, or such contracts, agreements or commitments in excess of $25,000 in the aggregate.

                                 (l)            The Company does not have any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise.

                                 (m)          The Company does not have any outstanding loan to any person.

                                 (n)           The Company does not have any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor (other than indemnities contained in agreements for the purchase, sale, license, distribution, maintenance or support of products entered into in the ordinary course of business) or otherwise in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements.

                                 (o)           The Company does not have any agreements, contracts or arrangements containing any provision requiring the Company to indemnify (other than indemnities contained in agreements for the purchase, financing, sale, license, distribution, maintenance or support of products or services entered into in the ordinary course of business) another party or containing any covenant not to bring legal action against any third party.

                                 (p)           The Company does not have any agreements, contracts or arrangements with respect to which any rights or obligations of a party thereunder would be accelerated as a result of the consummation of the Share Purchase.

                                 (q)           Parent has made available to Purchaser true, complete and correct copies of each contract listed in Section 2.5 of the Parent Disclosure Schedule (each a “Company Material Contract” and collectively, the “Company Material Contracts”).

                                 (r)            (i) The Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any Company Material Contract and such breach or default remains uncured, (ii) to Parent’s Knowledge, no other party to any Company Material Contract has breached or is in default of any of its obligations thereunder which breach or default remains uncured, (iii) each Company Material Contract is in full force and effect and (iv) each Company Material Contract is a legal, valid and binding obligation of the Company and, to Parent’s Knowledge, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                 2.6           No Conflict; Required Filings and Consents.

                                 (a)           The execution and delivery by Parent of this Agreement do not, the execution and delivery by Parent of any instrument required hereby to be executed and delivered by Parent at the Closing will not, and the performance of its agreements and obligations under this Agreement by Parent will not, (i) conflict with or violate the Parent Charter Documents or the Company Charter Documents, (ii) conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, order, edict, decree, rule, regulation or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (each, a “Legal Requirement”) applicable to Parent or the Company or by which it or any of its properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s rights, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, other than such breaches, defaults or impairments as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

                                 (b)           Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws and the rules of the American Stock Exchange (“AMEX”), the execution and delivery by Parent of this Agreement do not, the execution and delivery by Parent of any instrument required hereby to be executed and delivered by Parent at the Closing will not, and the performance of agreements and obligations under this Agreement by Parent will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”).

                 2.7           Compliance; Permits.

                                 (a)           The Company is and has been in compliance with and is not in default or violation of (and has not received any notice of material non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its respective properties is bound or affected, and the Company is not aware of any such non-compliance, default or violation thereunder.

                                 (b)           The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company as currently conducted (collectively, the “Company Permits”), except for failures to hold such Company Permits which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.  The Company Permits are in full force and effect, have not been violated in any respect and, to Parent’s Knowledge, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to Parent’s Knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits, except where such failure to be in full force and effect or such violation, suspension, revocation, cancellation, action, proceeding or investigation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.  No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

                 2.8           Absence of Certain Changes or Events.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.  The Company’s unaudited balance sheet as of July 31, 2004 is referred to in this Agreement as the “Company Balance Sheet.”  The accounts receivable shown on the Company Balance Sheet arose in the Company’s ordinary course of business, consistent with its past practices, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet.  Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices.  The Company’s receivables arising after the Balance Sheet Date and before the Closing Date arose or will arise in the Company’s ordinary course of business based on bona fide sales, consistent with its past practices, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practices.  None of the Company’s receivables is subject to any material claim of offset, recoupment, setoff or counter-claim, and the Company does not have any Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of receivables is contingent upon the performance by the Company of any obligation or contract other than normal warranty repair and replacement.  No person has any encumbrance on any of such receivables, and no agreement for deduction or discount has been made with respect to any of such receivables.  Since the date of the Company Balance Sheet, the Company has conducted its business in all material respects in the ordinary course consistent with past practice and, since such date, there has not occurred:  (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Material Adverse Effect on the Company; (ii) any amendments to or changes in either of the Company Charter Documents; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect on the Company; (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $50,000; (vi) any sale of a material amount of assets (tangible or intangible) of the Company; or (vii) any other action or event that would have required the consent of Purchaser pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

                2.9           No Undisclosed Liabilities.

                                 (a)           Except as reflected in the Company Balance Sheet, the Company does not have any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a balance sheet of Company or in the notes thereto, other than any liabilities and obligations incurred since July 31, 2004 in the ordinary course of business consistent with past practice.

                                 (b)           The Company is not a party to, and does not have any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including without limitation any contract relating to any transaction, arrangement or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company’s financial statements.

                                 (c)           The Company does not have any liabilities (absolute, accrued, contingent or otherwise) which arise from, relate to or are caused by the prior consolidation (for federal income tax purposes) of the Company with Pacific USA Holdings, Corp.

                 2.10         Absence of Litigation; Investigations.  Except as set forth in Section 2.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or, to Parent’s Knowledge, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the transactions contemplated by this Agreement) (a) (i) pending against the Company or Parent or any properties or assets of the Company or Parent or (ii) to Parent’s Knowledge, threatened against the Company or Parent that, in each case, if determined or resolved adversely to the Company or Parent, would individually or in the aggregate, prevent or materially delay the transactions contemplated hereby or have or reasonably be expected to have a Material Adverse Effect on the Company or any of its properties or assets, or (b) whether filed or threatened, that have been settled or compromised by the Company within the two (2) years prior to the date of this Agreement and at the time of such settlement or compromise were material.  The Company is not subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company or would, individually or in the aggregate, prevent or delay or reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.  There has not been since December 31, 2003 nor are there currently any internal investigations or inquiries being conducted by Parent, the Company, the Board of Directors of each (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to the Company.

                 2.11         Employee Benefit Plans, Options and Employment Agreements.

                                 (a)           Section 2.11(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (as defined below) which benefit employees of the Company (collectively, the “Company Employee Plans”).  For purposes of this Agreement, the term “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity compensation, or other forms of incentive compensation or post-retirement compensation and all severance agreements, for the benefit of, or relating to, any current or former employee of the Company.

                                 (b)           With respect to each Company Employee Plan, Parent has made available to Purchaser complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the two most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the United States Internal Revenue Service (“IRS”), (iv) each trust agreement, group annuity contract, administration and similar agreements, investment management or investment advisory agreements, (v) summary plan descriptions, employee handbooks, or other similar employee communications, (vi) all personnel, payroll and employment manuals and policies of the Company, and (vii) the most recent financial statements for each Company Employee Plan that is funded.

                                 (c)           Each Company Employee Plan has been administered in all material respects in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended, (the “Code”) and all other applicable laws and the regulations thereunder.

                                 (d)           With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company.  Except as set forth in Section 2.11(d) of the Parent Disclosure Schedule, the Company does not have any plans that are intended to be qualified under Section 401(a) of the Code.

                                 (e)           None of the Company Employee Plans have (i) ever maintained or participated in a Company Employee Plan which was subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.  Except as set forth in Section 2.11(e) of the Parent Disclosure Schedule, none of the Company Employee Plans provides health or other welfare benefits or coverage to any person following retirement or other termination of employment.

                                 (f)            Each Company Employee Plan is amendable and terminable unilaterally by the Company or covered thereby at any time without liability to the Company as a result thereof, and no Company Employee Plan or related plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan, or in any way limits such action.

                                 (g)           Section 2.11(g) of the Parent Disclosure Schedule contains (i) a true, complete and current list of all independent contractors, and (ii) a description of the services each independent contractor performs, and a copy of the agreement between each independent contractor and the Company.  To Parent’s Knowledge, each individual who has received compensation for the performance of services on behalf of the Company has been properly classified as an employee or independent contractor in accordance with applicable law.

                                 (h)           Section 2.11(h) of the Parent Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of the Company obligating the Company to make annual cash payments in an amount equal to or exceeding $100,000 or which are not terminable at will by the Company without further payment; (ii) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with potential outstanding obligations equal to or exceeding $50,000, excluding programs and policies required to be maintained by law; and (iii) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions including any such plans or agreements providing for an increase in vesting of benefits by reason of the transactions contemplated by this Agreement.  True, complete and correct copies of each of the foregoing agreements to which any employee of the Company is a party have been made available to Purchaser.

                                 (i)            All contributions required to be made with respect to any Company Employee Plan on or prior to the Closing have been timely made or are reflected on the Company’s balance sheet.  There are no pending or, to the Knowledge of Parent, threatened or anticipated claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                                 (j)            Section 2.11(j) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all agreements pursuant to which the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment to which such employee or officer would not otherwise be or have been entitled, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.  Section 2.11(j) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount by the Company that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code in connection with the transactions contemplated by this Agreement.  Current copies of each of the foregoing agreements have been furnished to Purchaser.

                 2.12         Labor Matters.  (a) The Company is in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practicesother than any such non-compliance which, individually or in the aggregate, does not have or would not reasonably be expected to have, a Material Adverse Effect on the Company; (b) there are no material controversies pending or, to Parent’s Knowledge, threatened, between the Company and any of its employees, consultants or independent contractors; (c) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does Parent know of any activities or proceedings of any labor union to organize any such employees; and (d) there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company.  To Parent’s Knowledge, no employee of the Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others or, in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.  During the two (2) years prior to the date hereof, the Company has not effected (i) a plant closing, as defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended (the “WARN Act”), or (ii) a mass layoff as defined in the WARN Act.  The Company is not currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

                 2.13         Properties; Encumbrances.  Except as set forth in Section 2.13 of the Parent Disclosure Schedule, the Company has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, the Monies Software (as defined in Section 2.13 of the Parent Disclosure Schedule) and all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice).  All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due.  Section 2.13 of the Parent Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises.  The Company is and has been in compliance with the material provisions of each lease or sublease for the real property which is set forth in Section 2.13 of the Parent Disclosure Schedule.

                 2.14         Taxes.

                                 (a)           For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.14(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.14(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                                 (b)           Except as set forth in Section 2.14(b) of the Parent Disclosure Schedule, the Company has prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.  The Company has paid all Taxes required to be paid and have withheld or paid (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.  The Company has not been delinquent in the payment of any Tax (other than any Taxes that have been adequately accrued or reserved for on the Current Balance Sheet), nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                                 (c)           No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination.  No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any representative thereof.  No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.  As of the date of the Current Balance Sheet, the Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

                                 (d)           The Company has made available or will, as soon as practicable after the date hereof, make available, to Purchaser or its legal counsel copies of (A) with respect to federal income taxes of the Company, (i) those portions of Parent’s Tax Returns for the tax years ended December 31, 2002 and 2003 relating to the Company and (ii) those portions of Pacific USA Holdings, Corp.’stax returns for the fiscal year ended September 30, 2001, relating to the Company and (B) with respect to state taxes of the Company, (i) Texas franchise tax reports for the years 2000, 2001, 2002, 2003 and 2004 and (ii) Virginia corporate income tax return for 2002 and 2003; provided, that to the extent any such Returns are not currently completed, the Company shall make them available as soon as reasonably practicable once they are available; and provided further that there are no other state Tax Returns other than those referenced above filed by or on behalf of the Company for Tax periods ending on or after September 30, 2000.  There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.  The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                                 (e)           Except as set forth in Section 2.14 of the Parent Disclosure Schedule, the Company (i) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (ii) has never been a party to any tax sharing, indemnification or allocation agreement, and (iii) has never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.  The Company does not have any liability for the Taxes of any person (other than Company) under Treas. Reg. § 1.1502‑6 (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

                                 (f)            The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.  The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax‑free treatment under Section 355 of the Code.  The Company neither has nor has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.  The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. §  1.6011‑4(b)(2).  The Company is not a party to and does not have any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

                                 (g)           The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (i) any change in method of accounting under Section 481(c) of the Code, (ii) closing agreement under Section 7121 of the Code, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (i), (ii), and (iii), under any similar provision of applicable law), (iv) installment sale or open transaction disposition or (v) prepaid amount.  There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                 2.15         Environmental Matters.

                                 (a)           Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company, during the two (2) years prior to the date hereof (i) the Company has been in material compliance with all Environmental Laws (as defined below); (ii) there has been no release or threatened release by the Company of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States; (iv) to Parent’s Knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) Parent has made available to Purchaser true and correct copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of the Companyor reasonably available to the Company without undue hardship from consultants or representatives retained by the Company to prepare any such report.

                                 (b)           For purposes of this Agreement, “Environmental Laws” means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

                 2.16         Intellectual Property.

                                 (a)           Section 2.16(a) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications, including any utility model or similar patent and any registered community designs owned by the Company as of the date of this Agreement; (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by the Company as of the date of this Agreement; and (iii) copyright registrations and pending copyright applications owned by the Company as of the date of this Agreement (collectively the “Registered Company Intellectual Property”).  All of the Registered Company Intellectual Property is owned solely by the Company.

                                 (b)           The Company owns all of the Intellectual Property (as defined below) that is used in the business of the Company as currently conducted (the “Company Intellectual Property”).

                                 (c)           The Registered Company Intellectual Property is valid and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

                                 (d)           There is no pending or, to Parent’s Knowledge, threatened (and at no time prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of the Company’s business infringe or misappropriate any Intellectual Property owned by any third party (“Third Party Intellectual Property”), or challenging the ownership, validity, enforceability or registrability of any Company Intellectual Property owned by the Company.  The Company is not, as a result of any suits, actions or similar legal proceedings, a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders which (i) materially restrict the Company’s rights to use any Company Intellectual Property owned by the Company, (ii) materially restrict the Company from conducting its business as currently conducted in order to avoid infringement of any Third Party Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property owned by the Company.

                                 (e)           The conduct of the business of the Company as currently conducted does not infringe upon any Third Party Intellectual Property.   To Parent’s Knowledge, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property owned by the Company that is material to the conduct of the business of the Company as currently conducted, and no intellectual property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company which remain unresolved.

                                 (f)            The Company has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property.  To Parent’s Knowledge, there has been no disclosure to any third party by the Company of material confidential information or trade secrets of the Company related to any material proprietary product currently being marketed, sold, licensed or developed by the Company (each such product, a “Proprietary Product”) other than disclosures made pursuant to nondisclosure or confidentiality agreements entered into by the Company in the ordinary course of business.

                                 (g)           All employees of the Company who have made contributions to the development of any Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed confidentiality, non-competition (unless prohibited by applicable law) and assignment of proprietary rights agreements substantially in one of the forms attached to Section 2.16(g) of the Parent Disclosure Schedule.  All consultants and independent contractors who have made material contributions to the development of any Proprietary Product (including without limitation all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Proprietary Product) have assigned to the Company (or a third party that previously conducted any business currently conducted by the Company and that has assigned its rights in such Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company (or applicable third party).  Assignments of the patents and patent applications listed in Section 2.16(a) of the Parent Disclosure Schedule to the Company have been duly executed and filed with the United States Patent and Trademark Office.

                                 (h)           The Company has not granted or is not obligated to grant access to any of its source code, including without limitation in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any of its source code.

                                 (i)            None of the Proprietary Products contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring the payment of any fees or royalties (including but not limited to the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, and any other similar “free software” or “open source” licenses), including but not limited to any such license under which the Company is obligated to make the source code for such Proprietary Product generally available to the public free of charge.

                                 (j)            The Company does not have any obligation to pay any third party any royalties or other fees for the use of Company Intellectual Property and no obligation to pay such royalties or other fees will result from the consummation of the transactions contemplated by this Agreement.

                                 (k)           (i) The Company is not in violation of any agreement, contract, settlement agreement, instrument, note, warranty, license, sublicense or other legally binding commitment (“Contract”) related to the Company Intellectual Property to which the Company is a party or is otherwise bound; (ii) the consummation of the transactions contemplated hereby will not result in any loss or impairment of ownership by the Company of, or the right of the Company to use (or result in any term extension or expansion of the rights granted to any third party in or to), any Company Intellectual Property; and (iii) the consummation of the transactions contemplated hereby will not require the consent of any third party or any Governmental Entity, with respect to any such Intellectual Property.

                                 (l)            For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patentable inventions, patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); proprietary data and databases; mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

                 2.17         Insurance.  To Parent’s Knowledge, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets and are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.  Each such policy is in full force and effect and all premiums due thereon have been paid in full, except where the failure of such policies to be in full force and effect or the failure to pay such premiums due would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.  None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement, except where the termination or lapse would, individually or in the aggregate, not have or not reasonably be expected to have a Material Adverse Effect on the Company.

                 2.18         Restrictions on Business.  There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

                 2.19         Proxy Statement.  The information supplied or to be supplied by Parent or the Company for inclusion in the Proxy Statement to be sent to the stockholders of Parent shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time the Proxy Statement is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading.  The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                 2.20         Interested Party Transactions.  Except as set forth in Section 2.20 of the Parent Disclosure Schedule, since July 1, 2004, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

                 2.21         Change of Control Payments.   Except as set forth in Section 2.21 of the Parent Disclosure Schedule, the Company does not have any plans, programs or agreements to which the Company is party, or to which it is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company.

                 2.22         No Existing Discussions.  The Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined below) or any other substantially similar proposal.

                 2.23         Brokers.

                                 (a)           No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements with the Company.

                                 (b)           Except for the fees and expenses of the legal counsel and accountants for Parent and the Company in connection with this Agreement and the transactions contemplated hereby, and except as provided in Section 2.23(b) of the Parent Disclosure Schedule, there are no other fees and expenses payable by the Company in connection with this Agreement and the transactions contemplated hereby.

                 2.24         Transactions with Parent and Affiliates.  The Company is not a party to any agreements or arrangements with Parent or any affiliate (as defined in Rule 144 of the Securities Act) of Parent, including, but not limited to, any agreement or arrangement under which the Company: (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchased or received products or services from such Person; or (v) pays or received commissions, rebates or other payments.

B.  Representations and Warranties of Mardan Afrasiabi and Greg Schementi

                 Each of Afrasiabi and Schementi (as defined in Exhibit A), severally but not jointly, represents and warrants to Purchaser and Purchaser Parent that, as of the date of this Agreement and as of the Closing Date, except where another date is specified:

                 2.25         Authority.  Each of Afrasiabi and Schementi, as the case may be, has all necessary power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by him at the Closing and to perform his obligations hereunder and to consummate the transactions contemplated hereby.

REPRESENTATIONS AND WARRANTIES OF PURCHASERAND PURCHASER PARENT

                 Purchaser and Purchaser Parent, jointly and severally, represent and warrant to Sellers as of the date hereof as follows:

                 3.1           Organization and Qualification.  Each of Purchaser and Purchaser Parent is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted.  Each of Purchaser and Purchaser Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                 3.2           Charter and Bylaws.  Each of Purchaser and Purchaser Parent has heretofore made available to Sellers true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of Purchaser and Purchaser Parent, respectively (collectively, the “Purchaser Charter Documents”).  The Purchaser Charter Documents are in full force and effect.

                 3.3           Authority Relative to this Agreement.  Each of Purchaser and Purchaser Parent has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Purchaser of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  The execution and delivery by Purchaser Parent of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Purchaser Parent and the consummation by Purchaser Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser Parent.  This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Parent and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes the legal, valid and binding obligation of Purchaser and Purchaser Parent, enforceable against Purchaser and Purchaser Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                 3.4           No Conflict; Required Filings and Consents.

                                 (a)           The execution and delivery by Purchaser and Purchaser Parent of this Agreement do not, the execution and delivery by Purchaser and Purchaser Parent of any instrument required hereby to be executed and delivered by Purchaser or Purchaser Parent at the Closing will not, and the performance of the agreements and obligations under this Agreement by Purchaser or Purchaser Parent will not, (i) conflict with or violate the Certificate of Incorporation and bylaws, each as amended to date, of Purchaser or Purchaser Parent, (ii) conflict with or violate any Legal Requirement applicable to Purchaser or Purchaser Parent or by which the properties of Purchaser or Purchaser Parent is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Purchaser’s or Purchaser Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Purchaser or Purchaser Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or Purchaser Parent is a party or by which Purchaser or Purchaser Parent or the properties of Purchaser or Purchaser Parent is bound or affected.

                                 (b)           The execution and delivery by Purchaser or Purchaser Parent of this Agreement do not, the execution and delivery by Purchaser or Purchaser Parent of any instrument required hereby to be executed and delivered by Purchaser or Purchaser Parent at the Closing will not, and the performance of agreements and obligations under this Agreement by Purchaser or Purchaser Parent will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity.

                 3.5           Financial Statements.  Purchaser Parent has made available to Sellers: (i) a copy of Purchaser Parent’s audited consolidated balance sheet as of December 31, 2003 and (ii) a copy of the Purchaser Parent’s unaudited consolidated balance sheet as of July 31, 2004 (collectively, the “Purchaser Parent Financial Statements”).  The Purchaser Parent Financial Statements have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to normal, recurring year-end adjustments and the absence of notes thereto) applied on a consistent basis throughout the periods indicated.  The Purchaser Parent Financial Statements present fairly in all material respects the financial condition and operating results of Purchaser Parent as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  Purchaser Parent maintains a standard system of accounting established and administered in accordance with GAAP.

                 3.6           No Existing Discussions.  In the six month period immediately preceding the date of this Agreement, Purchaser Parent has not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an acquisition of Purchaser Parent.

                 3.7           Absence of Certain Changes or Events.  Purchaser Parent maintains a standard system of accounting established and administered in accordance with GAAP.  Purchaser Parent's unaudited balance sheet as of July 31, 2004 is referred to in this Agreement as the “Purchaser Parent Balance Sheet.”  Since the date of the Purchaser Parent Balance Sheet, Purchaser Parent has conducted its business in all material respects in the ordinary course consistent with past practice and, since such date, there has not occurred:  (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Material Adverse Effect on Purchaser Parent; (ii) any damage to, destruction or loss of any asset of Purchaser Parent (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect on Purchaser Parent or (iii) any change by Purchaser Parent in its accounting methods, principles or practices.

                 3.8           No Undisclosed Liabilities.  Except as reflected in the Purchaser Parent Balance Sheet, Purchaser Parent does not have any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Purchaser Parent and its consolidated subsidiaries or in the notes thereto, other than any liabilities and obligations incurred since July 31, 2004 in the ordinary course of business consistent with past practice.

                 3.9           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made with Purchaser or Purchaser Parent.

                 3.10         Entirely for Own Account.  This Agreement is made with Purchaser and Purchaser Parent in reliance upon Purchaser’s representation to Sellers, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, each of Purchaser and Purchaser Parent further represents that neither Purchaser nor Purchaser Parent presently has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

                 3.11         No Public Market.  Purchaser understands that no public market now exists for the Shares, and that Purchaser has made no assurances that a public market will ever exist for the Shares.

                 3.12         Accredited Investor.   Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

INTERIM OPERATIONS OF THE COMPANY

                 4.1           Conduct of Businessby the Company.

                                 (a)           Ordinary Course.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Parent shall cause the Company to, except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Parent Disclosure Schedule or to the extent that Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld): (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations; (ii) pay its debts and Taxes when due, provided however that the Company may, in good faith, refrain from paying such debts or Taxes that the Company believes to be subject to a bona fide dispute; (iii) pay or perform other obligations when due, provided however that the Company may, in good faith, refrain from paying or performing such obligations that the Company believes to be subject to a bona fide dispute; and (iv) use commercially reasonable efforts to preserve intact its present business organization, to retain the services of its present employees, and to preserve the goodwill of its customers and suppliers.

                                 (b)           Required Consent.  In addition, without limiting the generality of Section 4.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 4.1 of the Parent Disclosure Schedule, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Parent shall not permit the Company to do any of the following:

                                                 (i)            Cause, permit or propose any amendments to the Company Charter Documents;

                                                 (ii)           Adopt a plan of complete or partial liquidation or dissolution;

                                                 (iii)          Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                                                 (iv)          Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

                                                 (v)           Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

                                                 (vi)          Acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other similar manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the businessof the Company;

                                                 (vii)         Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business;

                                                 (viii)        Make any loans, advances or capital contributions to, or investments in, any other Person;

                                                 (ix)           Except as required by GAAP as agreed to by its independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

                                                 (x)            Make any Tax election or accounting method change that is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company following the Closing Date or settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

                                                 (xi)           Revalue any of its assets other than in the ordinary course of business;

                                                 (xii)          Grant any rights with respect to any Company Intellectual Property except in the ordinary course of business;

                                                 (xiii)         Enter into or renew any Contracts with a value in excess of $20,000 or containing, or otherwise subjecting the Company to, any non-competition, exclusivity or other material restrictions on the Company, or its business, following the Closing;

                                                 (xiv)        Take any action that would or is reasonably likely to result in any of the conditions to the sale and transfer of the Shares set forth in Article I not being satisfied or that would impair the ability of Sellers to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation;

                                                 (xv)         Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business and consistent with past practices;

                                                 (xvi)        Modify the compensation of, or pay any special bonus to, any employee or officer of the Company; or

                                                 (xvii)       Agree in writing or otherwise to take any of the actions described in (i) through (xvi) above.

ADDITIONAL AGREEMENTS

                 5.1           No Solicitation.

                                 (a)           Sellers agree that neither Sellers nor the Company nor any of the officers and directors of Parent or the Company shall, and that Sellers shall use commercially reasonable efforts to cause Parent’s and the Company’s employees, agents and representatives (including any investment banker, attorney or accountant retained by Sellers or the Company) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition (as defined below) of the Company (an “Acquisition Proposal”); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby.  Sellers and the Company will (i) immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) immediately notify Purchaser if any Acquisition Proposal is received by Sellers or the Company.  For purposes of this Section 5.1, “Acquisition” shall mean anyof the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination or similar transaction involving the Company; (ii) a sale or other disposition by the Company of a significant portion of the Company’s assets; or (iii) the acquisition by any Person or group, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock of the Company.

                 5.2           Confidentiality; Access to Information.

                                 (a)           Confidentiality.  The parties acknowledge that Parent and Purchaser Parent have previously executed a Mutual Nondisclosure Agreement dated ____________, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent, Purchaser and Purchaser Parent will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, anyinformation regarding the other party confidential in accordance with the terms of the Confidentiality Agreement.

                                 (b)           Access to Information.  Sellers shall, and shall cause the Company to, afford Purchaser and Purchaser Parent and the accountants, counsel and other representatives of Purchaser and Purchaser Parent access to the properties, books, records and personnel of the Company (including the books and records of Parent, but only to the extent related to the Company) during the period prior to the Closing Date.  Notwithstanding the foregoing, Sellers and the Company may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such party to restrict or prohibit access to any such properties or information.

                 5.3           Public Disclosure.  Without limiting any other provision of this Agreement, Sellers and Purchaser Parent and Purchaser will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any other applicable national or regional securities exchange or market.

                 5.4           Proxy Statement For Parent Stockholder Approval.  As soon as practicable after execution of this Agreement, Parent shall prepare and file a proxy statement of Parent in connection with this Agreement and the transactions contemplated hereby, including the sale of the Shares, complying with all applicable Legal Requirements (the “Proxy Statement”) with the SEC under the Exchange Act.  Parent will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC.  Purchaser and Parent shall cooperate with each other in the preparation of the Proxy Statement, and Parent shall notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Purchaser promptly copies of all correspondence between Parent or any representative of Parent and the SEC.  Parent shall give Purchaser and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to the stockholders of Parent prior to their being filed with, or sent to, the SEC or mailed to such stockholders of Parent and shall give Purchaser and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to the stockholders of Parent and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to the stockholders of Parent.  Each of Parent and Purchaser agrees to use its commercially reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC.  As promptly as practicable after the Proxy Statement has been cleared by the SEC, Parent shall mail the Proxy Statement to the stockholders of Parent.  Each of Parent and Purchaser promptly shall correct any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and shall provide such additional information as is necessary to cause the Proxy Statement to not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of Parent, in each case to the extent required by applicable law.

                 5.5           Parent Stockholders’ Meeting.  Parent shall cause a meeting of the stockholders of Parent (the “Parent Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after the date hereof for the purpose of obtaining Parent Stockholder Approval.  Parent shall take all other reasonable lawful action to solicit and secure the Parent Stockholder Approval.  The Parent Recommendation shall be included in the Proxy Statement, and the Parent Recommendation shall not be withdrawn or modified in a manner adverse to Purchaser, and no resolution by Parent’s Board of Directors or any committee thereof to withdraw or modify the Parent Recommendation in a manner adverse to Purchaser shall be adopted or proposed.  Parent shall ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Legal Requirements.  Once Parent Stockholder Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholder Meeting (other than for the absence of a quorum) without the consent of Purchaser.

                 5.6           Regulatory Filings; Reasonable Efforts.

                                 (a)           Regulatory Filings.  Sellers and Purchaser shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, Sellers and Purchaser shall make (or cause to be made) all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the transactions contemplated hereby, including:  (i) any filing necessary to obtain any Necessary Consent and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws or any other Legal Requirement relating to the transactions contemplated by this Agreement.  Sellers and Purchaser will cause all documents that it is responsible for filing with any Governmental Entity under this Section 0 to comply in all material respects with all applicable Legal Requirements.

                                 (b)           Exchange of Information.  Sellers and Purchaser each shall promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 0.  Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, Sellers and Purchaser shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, Sellers and Purchaser need not supply the other (or its counsel) with copies to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

                                 (c)           Notification.  Sellers and Purchaser will notify the other promptly upon the receipt of:  (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 0, Sellers or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                                 (d)           Reasonable Efforts.  Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in 0 to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                 5.7           Notificationof Certain Matters.

                                 (a)           By Sellers.  Sellers shall give prompt notice to Purchaser and Purchaser Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.5(a) or 6.5(b) would not be satisfied;provided, however, that the delivery of any notice pursuant to this Section 5.7(a) will not limit or otherwise affect the remedies available hereunder to Purchaser and Purchaser Parent or the representations, warranties or covenants of Sellers or the conditions to the obligations of Purchaser and Purchaser Parent.

                                 (b)           By Purchaser.  Purchaser and Purchaser Parent shall give prompt notice to Sellers of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Purchaser or Purchaser Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.4(a) or 6.4(b) would not be satisfied;provided, however, that the delivery of any notice pursuant to this Section 5.7(b) will not limit or otherwise affect the remedies available hereunder to Sellers or the representations, warranties or covenants of Purchaser and Purchaser Parent or the conditions to the obligations of Sellers.

                 5.8           Updated Schedules.  Parent shall have the right, without being deemed to modify Section 2 for any purpose hereunder, to update the Schedules to this Agreement (the “Updated Schedules”) with respect to any matter arising after the date hereof but prior to the Closing, provided that Parent deliver the Updated Schedules to Purchaser no later than three business days prior to the Closing Date.  If Purchaser receives Updated Schedules from Parent, Purchaser shall have the right to terminate this Agreement pursuant to Section 8.1(e).

                 5.9           Director and Officer Indemnification.  During the six-year period beginning as of the Closing Date, Purchaser shall cause the Company not to take any action to alter or impair any exculpatory or indemnification provisions, now existing in the Company’s Charter Documents or provided under applicable law for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing Date, except for any changes that may be required to conform with changes in Legal Requirements and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

                 5.10         Employee Benefits.  Following the Closing Date, Purchaser and Purchaser Parent shall arrange for each participant in the Company Employee Plans (the “Company Participants”) who becomes an employee of Purchaser or Purchaser Parent, or any Purchaser or Purchaser Parent subsidiary or, following the Closing Date, the Company, to be eligible for substantially similar employee benefits as those received by Purchaser Parent employees with similar positions and responsibilities.

                 5.11         Section 338(h)(10) Election and Other Tax Covenants.

                                 (a)           At Purchaser’s request, Parent and Purchaser shall jointly make the election described in Code Section 338(h)(10) (the “Section 338(h)(10) Election”) with respect to the sale and transfer of the Shares hereunder.  Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Purchaser, Purchaser Parent and the Company against any losses arising out of any failure to pay such Tax or otherwise arising from the making of the Section 338(h)(10) Election.  If a Section 338(h)(10) Election is made, Purchaser and Parent agree that the Purchase Price, liabilities of the Company and other relevant items shall be allocated to and among the assets of the Company for all relevant purposes (including Tax and accounting purposes) in accordance with the methodology set forth in an allocation schedule to be agreed to by Parent and Purchaser prior to the Closing Date (the “Allocation Schedule”) or, if no such Allocation Schedule is agreed upon by the Closing Date, an Allocation Schedule to be prepared by Purchaser and agreed to by Parent following the Closing Date.  Purchaser, the Company and Parent will file all Tax Returns (including amended Tax Returns and claims for refunds) and information reports in a manner consistent with the final Allocation Schedule and will take no position in any Tax proceeding inconsistent with the Allocation Schedule.

                                 (b)           Purchaser shall be responsible for the preparation and filing of any Return with respect to the Company that is required to be filed after the Closing Date, other than any Return of Parent for any period ending on or before the Closing Date that is filed on a consolidated, combined, unitary or similar basis and includes the Company (an “Affiliated Group Tax Return”).  Parent shall be responsible for the preparation and filing of any Return with respect to the Company that is required to be filed on or before the Closing Date and any Affiliated Group Tax Return, and each such Return shall be true and correct and shall be completed in accordance with applicable law and consistent with past practice.

                                 (c)           The party responsible for filing a Return pursuant to this Section 5.11 shall control and bear the cost of the conduct of any audit, claim, dispute or controversy relating to Taxes (“Tax Contest”) with respect to such Tax Return.  Parent shall not (i) take any position on any amended Return relating to the Company (including any Affiliated Group Tax Return) or (ii) settle or compromise any Tax Contest relating to the Company (including any Tax Contest with respect to any Affiliated Group Tax Return), in each case only if as a result Taxes would be imposed on the Company or Purchaser after the Closing.

                                 (d)           Any Tax sharing, indemnification or allocation agreement (or similar agreement or arrangement) to which the Company is a party or by which the Company is bound shall be terminated effective as of the Closing, and the Company shall have no liability pursuant to any such agreement.

                                 (e)           Notwithstanding anything to the contrary in this Agreement, in addition to any other remedy provided by this Agreement, Parent shall indemnify and hold Purchaser and Purchaser Parent harmless against any and all Taxes and related lossesimposed on the Company or Purchaser or Purchaser Parent by virtue of the inclusion of the Company in an Affiliated Group Tax Return (including Taxes pursuant to Treas. Reg. § 1.1502-6 or any similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement).

                                 (f)            Parent and Purchaser shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, make available to each other as reasonably requested all relevant information, records, and documents relating to Taxes of the Company and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any Tax Contest.  Parent shall contact Purchaser prior to the disposition of any books and records relating to Company Taxes and allow Purchaser to obtain or copy such books and records within thirty (30) days of such notice.  Purchaser or Purchaser Parent shall give or cause its Affiliates to give Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Sellers so request, Purchaser shall allow or cause its Affiliates to allow Sellers to take possession of such books and records.

                                 (g)           Purchaser and Purchaser Parent agree that they will not, and will not cause or permit the Company to, (i) take any action not contemplated by this Agreement (e.g., the Section 338(h)(10) election, filing of post-Closing returns) on or after the Closing Date, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability of Sellers, (ii) make or change any Tax election, amend any Tax Return or take any position on any Tax Return in respect of Tax Returns filed prior to the Closing Date that results in any increased Tax liability or reduction of any net operating loss, net capital loss, investment tax credit, charitable deduction or any other credit or attribute that could increase Taxes (including, without limitation, deductions and credits related to alternative minimum taxes) of Sellers without Sellers' approval (which will not be unreasonably withheld) or (iii) settle or compromise any Tax Contest in respect of any Tax period (or portion thereof) ending on or before the close of business on the Closing Date, except as may be required by applicable law without Sellers' approval (which will not be unreasonably withheld).

                 5.12         Assignment of Proceeds from Bankruptcy Claims.  Effective as of the date hereof, the Company assigns to Parent all proceeds from those certain claims in bankruptcy set forth on Exhibit F attached hereto.  Promptly upon receipt of any such proceeds, the Company shall deliver the total amount of such proceeds to Parent by wire transfer of immediately available funds.

                 5.13         Services of Mardan Afrasiabi.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, neither Purchaser, Purchaser Parent nor any affiliate thereof shall, except to the extent that Parent shall otherwise consent in writing (which consent may be granted in Parent’s sole and absolute discretion), directly employ, engage as independent contractor, consultant, agent or otherwise, Mardan Afrasiabi for any purpose whatsoever; provided however that Purchaser or Purchaser Parent shall be entitled to utilize the services of Mardan Afrasiabi to the extent that such utilization does not adversely affect Mr. Afrasiabi’s duties as President and Chief Operating Officer of the Company.  Notwithstanding the foregoing, Parent agrees and acknowledges that Purchaser Parent has entered or will enter into an employment agreement with Mr. Afrasiabi that will become effective upon Closing.

CONDITIONS PRECEDENT TO THE PARTIES’ PERFORMANCE

                 6.1           Conditions to the Performance of Each Party.  The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                                 (a)           No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal.

                 6.2           Deliveries by Sellers.  At or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser and Purchaser Parent, all duly and properly executed, the following:

                                 (a)           The certificate, dated as of the Closing Date, executed on behalf of Sellers, contemplated by Sections 6.5(a) and 6.5(b).

                                 (b)           All minute books, stock transfer books, stock certificate books, and corporate certificates, and all corporate seals and financial and accounting books and records of the Company.

                 6.3           Deliveries by Purchaser.  At or prior to the Closing, Purchaser and Purchaser Parent shall have delivered to Sellers, duly and properly executed, the following:

                                 (a)           The certificate dated as of the Closing Date, on behalf of Purchaser and Purchaser Parent, contemplated by Sections 6.4(a) and 6.4(b).

                         (b)        The Notes as provided in Section 1.2 of this Agreement.

                 6.4           Additional Conditions to the Obligations of Sellers.  The obligation of Sellers to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

                                 (a)           Representations and Warranties.  The representations and warranties of Purchaser and Purchaser Parent contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date); provided, however, that any inaccuracies in such representations and warranties will be disregarded if the inaccuracies in the aggregate would result in damages to Purchaser and Purchaser Parent of less than $150,000.  Sellers shall have received a certificate with respect to the foregoing signed on behalf of Purchaser and Purchaser Parent by an authorized executive officer of Purchaserand Purchaser Parent.

                                 (b)           Agreements and Covenants.  Purchaser and Purchaser Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Sellers shall have received a certificate with respect to the foregoing signed on behalf of Purchaser and Purchaser Parent by an authorized executive officer of Purchaser and an authorized executive officer of Purchaser Parent.

                                 (c)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser or Purchaser Parent.

                 6.5           Additional Conditions to the Obligations of Purchaserand Purchaser Parent.  The obligations of Purchaser and Purchaser Parent to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser and Purchaser Parent:

                                 (a)           Representations and Warranties.  The representations and warranties of Sellers contained in this Agreement as delivered as of the date hereof shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date); provided, however, that any inaccuracies in such representations and warranties will be disregarded if the inaccuracies in the aggregate would result in damages to the Company of less than $150,000.  Purchaser and Purchaser Parent shall have received a certificate with respect to the foregoing signed by Sellers.

                                 (b)           Agreements and Covenants.  Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.  Purchaser and Purchaser Parent shall have received a certificate to such effect signed by Sellers.

                                 (c)           Resignations of Officers and Directors.  Sellers shall have delivered to Purchaser and Purchaser Parent executed resignations of each of the officers and directors of the Company.

                                 (d)           Third-Party Consents.  All consents of third parties set forth on Section 6.5(d) of the ParentDisclosure Schedule (each a “Necessary Consent” and together the “Necessary Consents”) shall have been obtained, made or given and shall be in full force and effect.

                                 (e)           Stockholder Vote.  The Parent Stockholder Approval shall have been obtained.  Parent shall have delivered to its stockholders all documents and information required under the Exchange Act in connection with the approval of this Agreement and the transactions contemplated by this Agreement, and any waiting periods required by the Exchange Act shall have been satisfied.

                                 (f)            No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

                                 (g)           Regulatory Approvals.  All required regulatory approvals with respect to the transactions contemplated by this Agreement shall have been obtained.

                                 (h)           Delivery of Stock Certificates.  Sellers shall have delivered to Purchaser and Purchaser Parent evidence of cancellation of all prior stock certificates of the Company and a stock certificate of the Company in the name of Purchaser representing all of the outstanding equity of the Company.

                                 (i)            No Governmental Litigation.  There shall not be pending or threatened any legal proceeding in which a Governmental Entity is to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Share Purchase; (ii) relating to the Share Purchase and seeking to obtain from Purchaser, Purchaser Parent, Sellersor the Company, any damages or other relief; (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (iv) that would materially and adversely affect the right of Purchaser or the Company to own the assets or operate the business of the Company.

                                 (j)            No Other Litigation.  There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Share Purchase or any of the other transactions contemplated by this Agreement or alleging that the execution of this Agreement or the consummation of the Share Purchase or other transactions results or would result in a breach of fiduciary duty by the directors or officers of Parent or the Company; (ii) relating to the Share Purchase and seeking to obtain from Purchaser, Purchaser Parent or the Company, any damages or other relief; or (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any the stock of the Company.

                                 (k)           Corporate Records.  Parent shall have delivered to Purchaser all of the minute books and stock ledgers for the Company in the Company’s or Parent’s possession.

                                 (l)            Opinion.  Akerman Senterfitt and/or counsel for the Company located in Texas shall have delivered to Purchaser and Purchaser Parent the opinions substantially in the form set forth in Exhibit G (subject to customary assumptions, qualifications and exceptions).

                                 (m)          Key Employees.  Mardan Afrasiabi shall have, at Purchaser Parent’s discretion, either accepted employment with Purchaser or remained employed with the Company under employment terms including customary non-solicitation and non-competition provisions.

INDEMNIFICATION

                 7.1           Survival of Representations and Warranties.  All representations and warranties of Sellers contained in this Agreement shall survive the Closing Date and continue until the date that is thirty-six (36) months following the Closing Date, after which time such representations and warranties shall terminate; provided, however, that the representations and warranties of Parent contained in Sections 2.14 and 2.16 of this Agreement shall survive the Closing Date and continue until the date that is seven years following the Closing Date.  The termination of representations and warranties provided herein shall not affect the rights of any Indemnified Party (as defined below) in respect of any claim made by such Indemnified Party in a Claim Notice (as defined below) received by Sellers pursuant to and in compliance with the provisions of this Article VII prior to the respective expiration dates specified above.  All covenants and agreements that by their terms are to be performed after the Closing shall expire upon the completion of performance or waiver thereof.  The right to indemnification, payment of Purchaser's Losses (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Purchaser's Losses, or other remedy based on such representations, warranties, covenants, and obligations.

                 7.2           Indemnification.

                                 (a)           Subject to the limitations set forth in Section 7.3 of this Agreement, Sellers shall indemnify, save and hold harmless Purchaser, Purchaser Parent and their affiliates (including, after the Closing, the Company) (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against and in respect of all claims, costs, liabilities, obligations, fines, penalties, awards, damages and expenses (including reasonable attorney’s fees and expenses) (“Purchaser’s Losses”) arising out of, resulting from or relating to: (i) any breach of, or inaccuracy in, any representation or warranty made by Sellers contained in this Agreement or any certificate delivered by Sellers pursuant to this Agreement; (ii) any breach or failure to perform by Sellers of any covenant, agreement or obligation of Sellers contained in this Agreement, (iii) the existence of any warrant to purchase securities of the Company held by Heidrick & Struggles, Inc.; (iv) any difference in the capitalization of the Company from that set forth in Section 2.3 of this Agreement, (v) any failure of the Company to obtain all right, title and interest in the software entitled “MONIES”, (vi) any failure prior to the Closing Date of the Company to secure the release of all security interests held by Comerica Bank Texas (or any affiliates thereof) or Cenvill Recreation, Inc. in assets of the Company, and the termination of all financing statements related thereto, (vii) the existence of an option held by Marden Afrasiabi as of the date hereof for shares of capital stock of the Company in excess of 937,000 shares of Company Common Stock and the existence of an option held by Greg Schementi as of the date hereof for shares of capital stock of the Company, (viii) the Company's termination of the Digex Messaging Agreement and (ix) the Company's repurchase of shares of James M. Hayes and any claims by Mr. Hayes as to any right to equity of the Company (collectively, “Purchaser’s Indemnified Claims”); provided however that the limitation on indemnification provided in Section 7.3(a) shall not be applicable with respect to the indemnity provided in Sections 7.2(a)(iii) and (vii).

                                 (b)           Purchaser and Purchaser Parent shall indemnify, save and hold harmless Sellers and Parent’s affiliates (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties” ) from and against and in respect of all claims, costs, liabilities, obligations, fines, penalties, awards, damages and expenses (including reasonable attorney’s fees and expenses) (“Sellers’ Losses” and together with Purchaser’s Losses, “Losses”) arising out of, resulting from or relating to: (A) any breach of, or inaccuracy in, any representation or warranty made by Purchaser or Purchaser Parent contained in this Agreement or any certificate delivered by Purchaser or Purchaser Parent pursuant to this Agreement; and (B) any breach or failure to perform by Purchaser or Purchaser Parent of any covenant, agreement or obligation of Purchaser or Purchaser Parent contained in this Agreement (collectively, “Sellers’ Indemnified Claims”).

                                 (c)           For purposes of this Article VII, all Losses shall be reduced dollar for dollar by (i) the amount of any insurance coverage with respect thereto, in each case which reduce such Losses that would otherwise be sustained, and (ii) the amount of any other payments made under this Article VII that relate to the same facts and circumstances giving rise to such Losses.  In addition, Losses shall not under any circumstances include any consequential (including any loss of revenue or profit), punitive or exemplary Losses.  Any party entitled to indemnification hereunder shall take all reasonable steps to mitigate Losses upon and after becoming aware of any event that could reasonably be expected to give rise to such Losses.

                                 (d)           Each of (i) the Sellers and (ii) Purchaser and Purchaser Parent is an “Indemnifying Party” and together are the “Indemnifying Parties”.

                 7.3           Limitations on Indemnification.  The rights to indemnification hereunder are subject to the following limitations:

                                 (a)           Purchaser Indemnified Parties shall not be entitled to indemnification hereunder with respect to any of Purchaser’s Indemnified Claims unless the aggregate amount of Purchaser’s Losses with respect to Purchaser’s Indemnified Claims exceeds $150,000, in which event the indemnity provided for in Section 7.2(a) shall apply only to the aggregate amount of Purchaser’s Losses that exceeds such limitation.

                                 (b)           Seller Indemnified Parties shall not be entitled to indemnification hereunder with respect to any of Sellers’ Indemnified Claims unless the aggregate amount of Sellers’ Losses with respect to Sellers’ Indemnified Claims exceeds $150,000, in which event the indemnity provided for in Section 7.2(b) shall apply only to the aggregate amount of Sellers’ Losses that exceeds such limitation.

                                 (c)           Notwithstanding anything to the contrary contained herein, none of the Sellers shall be responsible for the payment of Purchaser’s Losses pursuant to this Article VII in excess of the amount of the proceeds of the Purchase Price actually received by any such Seller hereunder; notwithstanding anything to the contrary contained herein, neither Purchaser nor Purchaser Parent shall be responsible for the payment of Sellers’ Losses pursuant to this Article VII in excess of the amount of the proceeds of the Purchase Price actually received by Sellers hereunder.

                 7.4           Exclusive Remedy.  The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article VII, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter arising under or in connection with this Agreement.

                 7.5           Procedure for Claims Between Parties.  If a claim for Losses is to be made by an Indemnified Party, the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VII, other than Tax Claims as provided in Section 7.7 below.  Any failure to submit any such Claim Notice in a timely manner to the Indemnifying Party shall not relieve such Indemnifying Party of any liability hereunder, except to the extent that such Indemnifying Party is actually prejudiced by such failure.  Notwithstanding anything contained in this Section 7.5 to the contrary, any claim for indemnification hereunder that is not asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts and Losses relating thereto during the applicable period of survival as set forth in Section 7.1 may not be pursued and is hereby irrevocably waived upon and after the expiration of such period of survival.    Each Claim Notice shall set forth (a) the specific representation, warranty or covenant alleged to have been breached, (b) the nature and amount of the claim asserted, together with sufficient facts relating thereto so that the Indemnifying Party may reasonably evaluate such claim and (c) a calculation or good faith estimate, if such can be reasonably calculated, of the aggregate Losses to which the Indemnified Party believes it is entitled in connection with the claim.  If in the case of a claim submitted by a Purchaser Indemnified Party, within fifteen (15) days after receipt of the Claim Notice (the “Notice Period”), Sellers do not give written notice to the Purchaser Indemnified Party or Purchaser Indemnified Parties announcing their intent to contest such claim, the claim shall be deemed accepted and the principal amounts of the 36 Month Notes shall be automatically reduced, pro rata, by the amount of the claim; provided, however, if the then current principal amounts of the 36 Month Notes are not sufficient to pay the Losses, Parent shall, within five (5) days after expiration of the Notice Period, deliver to the Purchaser Indemnified Party the amount of Losses set forth in the Claim Notice which amount has not been paid pursuant to an adjustment to the principal amounts of the 36 Month Notes.  In the event, however, that Sellers contest the assertion of a claim by giving such written notice to the Purchaser Indemnified Party within the Notice Period, then the parties shall act in good faith to reach agreement regarding such claim.

                 7.6           Defense of Third Party Claims.  If any lawsuit or enforcement action subject to indemnification hereunder is filed against any Indemnified Party by a third party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (other than Tax Claims) as provided in Section 7.5.  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure.  Notwithstanding anything contained in this Section 7.6 to the contrary, any claim for indemnification hereunder that is not asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts and Losses relating thereto during the applicable period of survival as set forth in Section 7.1 may not be pursued and is hereby irrevocably waived upon and after the expiration of such period of survival.  After such notice, the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing, and (c) to compromise or settle such claim.  The Indemnified Party shall cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Indemnified Party and its affiliates available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  The parties shall cooperate with each other in any notifications to insurers.  If the Indemnifying Party fails to assume the defense of such claim within ten days after notice, the Indemnified Party against which the claim has been asserted (upon delivering notice to such effect to the Indemnifying Party) has the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 7.6 and any final judgment (subject to any right of appeal), and the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any Losses by reason of any such settlement or judgment.

                 7.7           Tax Claims.

                                (a)           Parent Tax Indemnity.  Parent shall indemnify and hold the Purchaser Indemnified Parties harmless from and against the following (net of the amount of the net present value of any actual Tax savings whenever realized arising from any increased deductions, losses, or credits then allowable or decreases in income, gains or recapture of Tax credits then allowable (including by way of amended Tax Returns) (“Tax Benefits”) actually received by Purchaser or the Company):  (i) any liability for income Taxes imposed on the Company as a member of the “affiliated group” of which Parent is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law;  (ii) any liability for Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any period commencing before the Closing Date and ending after the Closing Date (“Straddle Period”), the portion of such Straddle Period deemed to end on and include the Closing Date; and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company, as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date.

                                (b)           Procedure for Tax Claims.  The Purchaser Indemnified Party shall give written notice (a “Tax Claim Notice”) to Parent of any claim for indemnification pursuant to this Section 7.7 (“Tax Claim”) including in connection with any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit or dispute.  The failure of the Purchaser Indemnified Party to give timely notice of a Tax Claim arising under this Section 7.7 shall not affect the rights to indemnification hereunder, except to the extent that Parent is actually prejudiced by such failure.  Notwithstanding anything contained in this Section 7.7(b) to the contrary, any claim for indemnification hereunder that is not asserted by a Tax Claim Notice as herein provided that specifically identifies a particular breach and the underlying facts and Losses relating thereto during the applicable period of survival as set forth in Section 7.1 may not be pursued and is hereby irrevocably waived upon and after the expiration of such period of survival.  Section 5.11 shall govern the rights and responsibilities of the parties in respect of any proceedings relating to Tax Claims.

                                (c)           Resolution of all Tax Related Disputes.  If Parent and Purchaser cannot agree on the calculation of any amount relating to Taxes, such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to each of Parent and Purchaser, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Parent and Purchaser.

TERMINATION, AMENDMENT AND WAIVER

                 8.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the terminating party or parties, as applicable, and except as provided below:

                                 (a)           by mutual written consent of Sellers and Purchaser;

                                 (b)           by either Sellers or Purchaser, if the Closing shall not have been consummated by February 28, 2005 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the sale and transfer of the Shares pursuant to Article I of this Agreement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                                 (c)           by either Sellers or Purchaser, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase, which order, decree, ruling or other action is final and nonappealable;

                                 (d)           by Sellers, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Purchaser Parent set forth in this Agreement, or if any representation or warranty of Purchaser or Purchaser Parent shall have become untrue, in either case such that the conditions set forth in Section 6.4(a) or Section 6.4(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Purchaser’s or Purchaser Parent's representations and warranties or breach by Purchaser or Purchaser Parent is curable by Purchaser or Purchaser Parent prior to the End Date through the exercise of reasonable efforts, then Sellers may not terminate this Agreement under this Section 8.1(d) prior to fifteen (15) days following the delivery of written notice from Sellers to Purchaser and Purchaser Parent of such breach (it being understood that Sellers may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser or Purchaser Parent is cured so that such conditions would then be satisfied);and

                                 (e)           by Purchaser or Purchaser Parent (i) upon a breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement, or (ii) if any representation or warranty of Sellers made and delivered as of the date hereof shall have become untrue, in either case such that the conditions set forth in Sections 6.5(a) or 6.5(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (iii) in the event that any of the conditions set forth in Sections 6.5(c), 6.5(d), 6.5(e) or 6.5(j) would not be satisfied as of the End Date; provided that if such inaccuracy in Seller’s representations and warranties or breach by Sellers or failure of such condition to be satisfied is curable by Sellers prior to the End Date through the exercise of reasonable efforts, then Purchaser and Purchaser Parent may not terminate this Agreement under this Section 8.1(e) prior to fifteen (15) days following the delivery of written notice from Purchaser or Purchaser Parent to Sellers of such breach or failure of condition (it being understood that Purchaser and Purchaser Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Sellers is cured so that such conditions would then be satisfied).

                 8.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 0 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 0, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.2, this Section 0, Section 8.3, Section 8.4 and 0, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

                 8.3           Termination Fee.

                                 (a)           Parent shall pay Purchaser a termination fee of $200,000 upon the termination of this Agreement by Purchaser or Purchaser Parent pursuant to Section 8.1(e).

                                 (b)           In the event that the conditions set forth in Section 6.1 and Section 6.5 shall have been satisfied, and Purchaser Parent is unwilling to comply with its obligations to deliver the Purchase Price, Purchaser or Purchaser Parent shall pay Parent a termination fee of $200,000 upon the termination of this Agreement by Sellers pursuant to Section 8.1(d).

                                (c)           Each party hereto acknowledges and agrees that the termination fee payable pursuant to this Section 8.3 will not constitute liquidated damages.

                8.4           Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated; provided, however, that (i) if this Agreement is terminated pursuant to Section 8.1(e), Parent shall reimburse Purchaser and Purchaser Parent for all fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors incurred by Purchaser or Purchaser Parent up to such date and (ii) if this Agreement is terminated pursuant to Section 8.1(d), Purchaser or Purchaser Parent shall reimburse Parent for all fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors incurred by Parent up to such date; and provided, further, that Parent will bear any and all expenses of regulatory and/or stockholder approvals that are required to complete the transactions contemplated by this Agreement.

                 8.5           Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by Sellers, Purchaser and Purchaser Parent at any time, by execution of an instrument in writing signed on behalf of each of Sellers, Purchaser and Purchaser Parent.

                 8.6           Extension; Waiver.  At any time prior to the Closing Date either party hereto, may, to the extent legally allowed:  (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

GENERAL PROVISIONS

                 9.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (c) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                                 (i)            if to Purchaser or Purchaser Parent, to:

                                     Palo Alto Acquisition Corporation
                                     4015 Miranda Avenue
                                     Palo Alto, California 94303
                                     Attention:  Jeff Van Zanten
                                     Telephone No.:  (650) 935-9501
                                     Telecopy No.:  (650) 935-9501

                                                 with a copy to:
                                                 Heller Ehrman Venture Law Group
                                                 275 Middlefield Road
                                                 Menlo Park, CA 94025
                                                 Attention:  Mitchell S. Zuklie
                                                 Telephone No.:  (650) 233-8335
                                                 Telecopy No.:  (650) 324-0638

                         (ii)        if to Sellers, to:

                                                 nStor Technologies, Inc.
                                                 1601 Forum Place; Suite 500
                                                 West Palm Beach, Florida 33401
                                                 Attention:  Jack Jaiven, Vice President
                                                 Telephone No.:  (561) 640-3100
                                                 Telecopy No.:  (561) 640-3160

                                                 with a copy to:
                                                 Akerman Senterfitt
                                                 Las Olas Centre II
                                                 350 East Las Olas Boulevard, Suite 1600
                                                 Ft. Lauderdale, FL 33301-2229
                                                 Attention:  Donn A. Beloff
                                                 Telephone No.:   (954) 468-2478
                                                 Telecopy No.: (954) 463-2224

                 9.2           Interpretation; Knowledge.

                                 (a)           When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated.  For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  All references to plural terms shall include the singular and all references to singular terms shall include the plural.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                 (b)           For purposes of this Agreement, the term “Knowledge” shall have the following meaning:(i) with respect to an individual, an individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of the fact or matter,(ii) with respect to Parent, Parent will be deemed to have knowledge of a particular fact or other matter if any officer, director or management level employee of Parent or the Company has, or at any time had, knowledge of that fact or other matter (as determined in (i) above);(iii) with respect to Purchaser, Purchaser will be deemed to have knowledge of a particular fact or other matter if any officer, director or management level employee of Purchaser has, or at any time had, knowledge of that fact or other matter (as determined in (i) above); and (iv) with respect to Purchaser Parent, Purchaser Parent will be deemed to have knowledge of a particular fact or other matter if any officer, director or management level employee of Purchaser Parent has, or at any time had, knowledge of that fact or other matter (as determined in (i) above).

                                 (c)           For purposes of this Agreement, the term “Material Adverse Effect,” means (a) with respect to the Company, a material adverse effect on (i) the business of the Company, (ii) the financial condition and results of operations of the Company, or (iii) the ability of Parent to consummate the transactions contemplated by this Agreement or to perform its material obligations under this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its material obligations under this Agreement; but a Material Adverse Effect with respect to a Person shall not include any effect that is attributable to (x) general business, economic or financial conditions affecting the industry or lines of business in which the Person participates, (y) the announcement or pendency of the transactions contemplated hereby or any change or effect arising out of actions contemplated or required by this Agreement or any acts or omissions of the Person taken with the prior consent of the other party to this Agreement, or (z) force majeure events, disruptions of the financial markets or acts of terrorism, war or acts of God.

                                 (d)           For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                 9.3           Disclaimer of Projections.  Except as specifically made in this Agreement, Sellers makes no representation or warranty to Purchaser.  In particular, except as specifically made in this Agreement, Sellers make no representation or warranty to Purchaser or Purchaser Parent with respect to (a) any information presented at any management presentation conducted in connection with the transactions contemplated hereby, or (b) any financial projection or forecast, written or oral, relating to the Company.  With respect to any such projection or forecast delivered by or on behalf of Sellers and/or the Company, each of Purchaser and Purchaser Parent acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) it shall have no claim against Sellers with respect thereto.

                 9.4           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                 9.5           Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Disclosure Schedule (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the Term Sheet by and among Purchaser Parent, Parent and the Company dated August 9, 2004); provided, that, the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement) and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.

                 9.6           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

                 9.7           Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity (including without limitation specific performance) upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

                 9.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                 9.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                 9.10         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.  Any purported assignment in violation of this Section 9.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and its successors and permitted assigns.

                 9.11         No Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  To the maximum extent permitted by applicable law, no notice delivered to or demand made on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                 9.12         Waiver of Jury Trial.  SELLERS AND PURCHASER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                                                                 PURCHASER

                                                                                 PALO ALTO ACQUISITION CORPORATION

                                                                                 By:  /s/ Jeff Van Zanten
                                                                                 Name:  Jeff Van Zanten
                                                                                 Title:  Chief Financial Officer

                                                                                 PURCHASER PARENT:

                                                                                 SYMPHONY SERVICE CORP.

                                                                                 By:  /s/ Jeff Van Zanten
                                                                                 Name:  Jeff Van Zanten
                                                                                 Title:  Chief Financial Officer

                                                             SELLERS:

                                                             NSTOR TECHNOLOGIES, INC.

                                                             By:  /s/ Jack Jaiven
                                                             Name:  Jack Jaiven
                                                             Title:  Vice President

                                                             /s/ Mardan Afrasiabi
                                                             Mardan Afrasiabi

                                                             /s/ Greg Schementi
                                                             Greg Schementi

ANNEX B

March 1, 2004

Mardan Afrasiabi, President and Chief Executive Officer
Stonehouse Technologies, Inc.
14881 Quorum Drive
Suite 300
Dallas, TX 75254

Dear Dan:

This letter confirms that upon the closing of a sale of all or a portion of the capital stock of Stonehouse Technologies (“Stonehouse”), you will be entitled to receive a bonus (the ”Bonus”) based on a percentage of the net proceeds received by nStor Technologies (“nStor”) at closing as listed on Attachment I to this letter.  For purposes of the calculation of the Bonus, net proceeds consists of the sales price, less closing and other transaction costs (including fees paid to attorneys, but excluding fees paid to brokers and finders).

In the event that closing costs include fees paid to brokers or finders, the Bonus will be reduced by an amount equal to 20% of such fees, but in no event will the Bonus be reduced by more than 50% of the Bonus calculated prior to said reduction.

The Bonus will be earned by you only at closing and will be paid to you in the same manner as the sales price is paid to nStor.  For example, if the sales price is paid to nStor with a combination of cash, debt and stock, the Bonus will be payable to you in cash, debt and stock in the same proportion and at the same time as the sales price is paid by nStor.

Please indicate your concurrence with the foregoing.

Very truly yours,

nStor Technologies, Inc.                                                    Agreed and Acknowledged:

By: /s/ H. Irwin Levy                                                                           /s/ Mardan Afrasiabi
H. Irwin Levy, Chairman                                                     Mardan Afrasiabi
Attachment I to Letter Dated March 1, 2004

Net Proceeds	Bonus %

$4,000,000 - $4,999,999	4%
$5,000,000 - $5,499,999	5%
$5,500,000 - $5,999,999	6%
$6,000,000 - $6,499,999	7%
$6,500,000 - $6,999,999	8%
$7,000,000 - $7,499,999	9%
$7,500,000 and greater	10%

PROXY CARD

nSTOR TECHNOLOGIES, INC.
6190 Corte Del Cedro
Carlsbad, California 92009

THIS PROXY IS SOLICITED ON BEHALF OF THE
COMPANY'S BOARD OF DIRECTORS

The undersigned holder of common stock of nStor Technologies, Inc., a Delaware corporation (the "Company"), hereby appoints Jack Jaiven and H. Irwin Levy and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of common stock of the Company that the undersigned is entitled to vote at the special meeting of stockholders of the Company, to be held at [           ], local time, on [           ], 2004, at ____________________________________________, and at any adjournment(s) or postponement(s) thereof.

To approve and adopt the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of September 15, 2004 between the Company, the other sellers of the Company's telemanagement subsidiary, Stonehouse Technologies, Inc., ("Stonehouse"),  Symphony Service Corp., its wholly-owned subsidiary, Palo Alto Acquisition Corporation ("Purchaser"), and to approve the sale of Stonehouse contemplated by the Stock Purchase Agreement; and

[  ]  FOR                 [  ]  AGAINST               [  ]  ABSTAIN

The board of directors recommends that you vote "FOR" the approval of Proposal 1.

To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE STOCK PURCHASE AGREEMENT AND THE SALE OF STONEHOUSE AND IN THE JUDGMENT OF THE PROXYHOLDERS ON ANY OTHER PROPOSALS TO BE CONSIDERED AT THE MEETING.

The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting of Stockholders, (ii) the Proxy Statement, (iii) the Company's Form 10-K for the year ended December 31, 2003 and (iv) the Company's Form 10-Q for the quarter ended June 30, 2004.

Dated_________________________, 2004

___________________________________
(Signature)

____________________________________
(Signature if held jointly)

IMPORTANT:   Please sign exactly as your name appears hereon and mail it promptly even if you plan to attend the meeting.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.